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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               CORVIS CORPORATION,

                        CORVIS ACQUISITION COMPANY, INC.

                                       AND

                        FOCAL COMMUNICATIONS CORPORATION

                            DATED AS OF MARCH 3, 2004

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                                TABLE OF CONTENTS

ARTICLE I INTERPRETATION; DEFINITIONS..........................................1
   Section 1.1   Definitions...................................................1
   Section 1.2   Interpretation...............................................14

ARTICLE II THE MERGER.........................................................14
   Section 2.1   Establishment of Interim Determination Date..................14
   Section 2.2   The Merger...................................................15
   Section 2.3   Closing......................................................15
   Section 2.4   Effective Time...............................................16
   Section 2.5   Effects of the Merger........................................16
   Section 2.6   Certificate of Incorporation and Bylaws;
                    Officers and Directors....................................16

ARTICLE III EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
   CORPORATIONS; EXCHANGE OF CERTIFICATES.....................................16
   Section 3.1   Effect on Stock..............................................16
   Section 3.2   Conversion...................................................17
   Section 3.3   Exchange of Certificates.....................................19
   Section 3.4   Tax Consequences.............................................23
   Section 3.5   Adjustment of Merger Shares..................................23
   Section 3.6   Lost Certificates............................................23
   Section 3.7   Further Assurances...........................................23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................24
   Section 4.1   Organization.................................................24
   Section 4.2   Subsidiaries.................................................24
   Section 4.3   Capital Structure............................................24
   Section 4.4   Authority....................................................25
   Section 4.5   Consents and Approvals; No Violations........................26
   Section 4.6   Financial Statements.........................................26
   Section 4.7   Information Supplied.........................................27
   Section 4.8   Compliance with Laws; Permits................................27
   Section 4.9   Network Facilities...........................................28
   Section 4.10  Employee Benefits............................................28
   Section 4.11  Tax Matters..................................................29
   Section 4.12  Litigation...................................................29
   Section 4.13  Real Property................................................30
   Section 4.14  Material Contracts...........................................30
   Section 4.15  Employment and Labor Matters.................................30
   Section 4.16  Environmental Matters and its Subsidiaries...................31
   Section 4.17  Intellectual Property........................................31
   Section 4.18  Required Vote; Stockholder Approval..........................32
   Section 4.19  State Takeover Statutes......................................32
   Section 4.20  Brokers......................................................32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CORVIS AND SUB....................32

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   Section 5.1   Organization.................................................32
   Section 5.2   Subsidiaries.................................................32
   Section 5.3   Capital Structure............................................33
   Section 5.4   Authority....................................................34
   Section 5.5   Consents and Approvals; No Violations........................34
   Section 5.6   SEC Documents and Other Reports..............................34
   Section 5.7   Absence of Certain Changes...................................35
   Section 5.8   Information Supplied.........................................35
   Section 5.9   Compliance with Laws; Permits................................35
   Section 5.10  The Corvis Shares............................................36
   Section 5.11  Litigation...................................................36
   Section 5.12  Interim Operations of Sub....................................37
   Section 5.13  State Takeover Statutes......................................37
   Section 5.14  Brokers......................................................37
   Section 5.15  No Corvis Stockholder Vote...................................37
   Section 5.16  Continuity of Business Enterprise............................37

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS..........................37
   Section 6.1   Conduct of Business Pending the Merger.......................37
   Section 6.2   No Solicitation..............................................42
   Section 6.3   Disclosure of Certain Matters; Delivery of Certain Filings...43
   Section 6.4   Conduct of Business of Sub Pending the Merger................44
   Section 6.5   NASDAQ Listing...............................................44

ARTICLE VII ADDITIONAL AGREEMENTS.............................................45
   Section 7.1   Options......................................................45
   Section 7.2   Stockholder Approval; Other Actions..........................45
   Section 7.3   Preparation of Registration Statement........................45
   Section 7.4   Access to Information........................................48
   Section 7.5   Fees and Expenses............................................49
   Section 7.6   Public Announcements.........................................49
   Section 7.7   Transfer Taxes...............................................49
   Section 7.8   State Takeover Laws..........................................50
   Section 7.9   Indemnification; Directors and Officers Insurance............50
   Section 7.10  Appropriate Actions; Consents; Filings.......................50
   Section 7.11  Section 16 Matters...........................................52
   Section 7.12  Continuity of Business Enterprise............................52
   Section 7.13  Break-up Fee.................................................52
   Section 7.14  Reserve Fund.................................................53

ARTICLE VIII INTERIM DETERMINATION DATE; CONDITIONS PRECEDENT.................53
   Section 8.1   Interim Determination Date Conditions........................53
   Section 8.2   Conditions to Closing........................................54

ARTICLE IX TERMINATION AND AMENDMENT..........................................56

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   Section 9.1   Termination at Any Time......................................56
   Section 9.2   Termination on or Prior to the Interim Determination Date....57
   Section 9.3   Termination After the Interim Determination Date.............59
   Section 9.4   Effect of Termination........................................60
   Section 9.5   Amendment....................................................60
   Section 9.6   Extension; Waiver............................................60

ARTICLE X INDEMNIFICATION.....................................................61
   Section 10.1  Survival of Representations and Warranties and Agreements....61
   Section 10.2  General Indemnification......................................61
   Section 10.3  Limitations on Indemnity.....................................61
   Section 10.4  Notice of Claim..............................................62
   Section 10.5  Notice and Defense of Third Party Claims.....................62
   Section 10.6  Manner of Payment............................................63
   Section 10.7  Sole and Exclusive Remedy....................................63
   Section 10.8  Limitation of Warranties.....................................63
   Section 10.9  Waiver of Damages............................................64

ARTICLE XI GENERAL PROVISIONS.................................................65
   Section 11.1  Notices .....................................................65
   Section 11.2  Counterparts.................................................66
   Section 11.3  Entire Agreement; No Third-Party Beneficiaries...............66
   Section 11.4  Governing Law and Venue; Waiver of Jury Trial................66
   Section 11.5  Assignment ..................................................67
   Section 11.6  Severability.................................................67
   Section 11.7  Remedies; Dispute Resolution.................................67
   Section 11.8  Obligations of Subsidiaries..................................69
   Section 11.9  Incorporation of Exhibits and Schedules......................69
   Section 11.10 No Strict Construction.......................................69

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Exhibits

Exhibit A - Company Letter

Exhibit B - Corvis Letter

Exhibit C - Certificate of Merger

Exhibit D - Voting Agreement

Exhibit E - Management Agreement

Exhibit F - Focal Plan

Exhibit G - 5% Optionholders

Exhibit H - Company Written Consent

Exhibit I - Interim Determination Date Required State PUC Consents.

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2004 (this "Agreement") among CORVIS CORPORATION, a Delaware corporation ("Corvis"), CORVIS ACQUISITION COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Corvis ("Sub"), and FOCAL COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Corvis, Sub and the Company are referred to herein individually as a "Party" and collectively as the "Parties". Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Series A Redeemable Voting Convertible Preferred Stock, par value $0.01 per share, of the Company ("Series A Preferred Stock") and any issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock," and together with the Series A Preferred Stock, the "Shares")) and other Company Equity will, subject to the provisions of Article III, be converted into shares of Common Stock, par value $0.01 per share, of Corvis (the "Corvis Shares");

     WHEREAS, the Board of Directors of the Company has determined that this Agreement is advisable to the Company's stockholders and has recommended that the Company's stockholders adopt this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code (except if the Merger Consideration is cash as provided herein); and

     WHEREAS, Corvis, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Corvis, Sub and the Company hereby agree as follows:

                                    ARTICLE I
                           INTERPRETATION; DEFINITIONS

     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

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     "2003 Equity and Performance Incentive Plan" means that certain 2003 Equity and Performance Incentive Plan of the Company, dated as of July 1, 2003.

     "5% Optionholder" means each of the holders of Company Stock Options set forth on Exhibit G hereto.

     "5% Pool Merger Consideration" means the amount, if any, by which the Option Merger Consideration is less than 5% of the Merger Consideration.

     "5% Pool Percentage" means, with respect to any 5% Optionholder, the percentage set forth opposite such 5% Optionholder's name on Exhibit G hereto.

     "Acquisition Agreement" shall have the meaning set forth in Section 6.2(a).

     "Affiliate" shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

     "Agreement" means this Agreement and Plan of Merger among Corvis, Sub and the Company as amended from time to time in accordance with Section 9.5.

     "Allowed Claim" shall have the meaning given to such term in the Plan.

     "Alternative Method" shall have the meaning set forth in Section
3.2(d)(iii).

     "Ancillary Agreement" shall mean the Management Agreement.

     "Applicable Law" means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

     "Arbitration Notice" shall have the meaning set forth in Section
11.7(b)(i).

     "As-Converted Preferred Merger Consideration" shall mean the Merger Consideration times the quotient of (a) a number of shares of Company Common Stock equal to the aggregate Liquidation/Dividend Values of all shares of Series A Preferred Stock issued and outstanding divided by the Conversion Price of the Series A Preferred Stock (as defined in the Company's Second Amended and Restated Certificate of Incorporation) in effect immediately prior to the Effective Time, divided by (b) the sum of (x) the result in (a) above, plus (y) the aggregate number of shares of Company Common Stock issued and outstanding as of the Effective Time (including upon exercise of the In-the-Money Warrants as described in Section 3.2), plus (z) the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options.

     "Asserting Parties" shall have the meaning set forth in Section 11.7(b)(i).

     "Basket" shall have the meaning set forth in Section 10.3(a).

     "Benefit Plan" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom

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stock, stock appreciation or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement providing compensation or benefits to or in respect of any current or former employee, officer or director of the Company or Corvis, as the case may be, or any of their respective Subsidiaries.

     "Break-up Fee" shall have the meaning set forth in Section 7.13.

     "Buyer Parties" shall have the meaning set forth in Section 10.2.

     "Buyer Party" shall have the meaning set forth in Section 10.2.

     "Cap" shall have the meaning set forth in Section 10.3(a).

     "Cash" means all cash and cash equivalents (including marketable securities and short term investments) determined in accordance with GAAP and with the Company's Accounting Policies.

     "Certificate of Merger" shall have the meaning set forth in Section 2.4.

     "Certificates" shall have the meaning set forth in Section 3.3(b).

     "Claims Escrow " shall have the meaning set forth in Section 3.2(e)(vi).

     "Closing Corvis Share Price" means the arithmetic average (rounded to the nearest cent) of the closing price per share of the Corvis Shares as quoted on the NASDAQ National Market over the twenty (20) consecutive trading days ending three (3) business days prior to the Closing Date.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Closing" shall have the meaning set forth in Section 2.3.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Merger Consideration" means (A) the Pre-5% Common Merger Consideration, minus (B) the 5% Pool Merger Consideration multiplied by a fraction, the numerator of which is the Pre-5% Common Merger Consideration, and the denominator of which is the sum of the Pre-5% Preferred Merger Consideration and the Pre-5% Common Merger Consideration.

     "Common Per-Share Portion" shall mean a fraction, the numerator of which is one, and the denominator of which is the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including upon exercise of the In-the-Money Warrants pursuant to Section 3.2).

     "Communications Licenses" means the FCC Licenses and the State PUC
Licenses.

     "Company Common Stock" shall have the meaning set forth in the recitals hereto.

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     "Company Equity" means the Shares, Company Warrants, and Company Options.

     "Company Letter" means the letter from the Company to Corvis dated the date hereof, a copy of which is attached hereto as Exhibit A, which letter relates to this Agreement and is designated therein as the Company Letter, as updated from time to time pursuant to Section 6.3.

     "Company Parties" means the Company's Affiliates, stockholders, officers, directors, employees, agents and representatives at any time prior to the Effective Time.

     "Company Permits" shall have the meaning set forth in Section 4.8(a).

     "Company Stock Options" shall have the meaning set forth in Section 4.3.

     "Company Stock Plans" shall have the meaning set forth in Section 4.3.

     "Company Stockholder Approval" shall have the meaning set forth in Section 7.2(a).

     "Company Warrants" means the Twenty Percent Warrants and the Five Percent Warrants, collectively.

     "Company Written Consent" shall have the meaning set forth in Section
7.2(a).

     "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Company's Accounting Policies" shall mean the past policies and procedures used in the preparation of the Company's prior financial statements, as reflected in the Company's accounting manual which has been previously delivered to Corvis, it being understood that, for all purposes in this Agreement when any financial item is to be calculated in accordance with GAAP and the Company's Accounting Policies, if there is a conflict between GAAP and the Company's Accounting Policies with respect to such financial item, the Company's Accounting Policy shall be used so long as the financial item, and the financial statements including such item, otherwise complies in the aggregate with GAAP if required by this Agreement to comply with GAAP.

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.4.

     "Constituent Corporations" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Contract" shall mean any written or oral agreement, contract, commitment, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

     "Corvis Filed SEC Documents" means the documents (but excluding the exhibits thereto) filed by Corvis with the SEC and publicly available since December 31, 2001 and prior to the execution of this Agreement.

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     "Corvis Letter" means the letter from Corvis to the Company dated the date hereof and attached hereto as Exhibit B, which letter relates to this Agreement and is designated therein as the Corvis Letter.

     "Corvis Options" shall have the meaning set forth in Section 7.1(b).

     "Corvis Permits" shall have the meaning set forth in Section 5.9(a).

     "Corvis Preferred Stock" shall have the meaning set forth in Section
5.3(a).

     "Corvis SEC Documents" shall have the meaning set forth in Section 5.6.

     "Corvis Share Issuance" means the issuance of the Corvis Shares upon conversion of the Shares pursuant to Section 3.2(c) and (d).

     "Corvis Shares" shall have the meaning set forth in the first recital provision of this Agreement.

     "Corvis Stock Equivalents" shall have the meaning set forth in Section 5.3(a).

     "Corvis Stock Incentive Plans" shall have the meaning set forth in Section 5.3(a).

     "Corvis Stock Options" shall have the meaning set forth in Section 5.3(a).

     "Corvis Warrants" shall have the meaning set forth in Section 5.3(a)

     "Corvis" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Credit Facilities" means the NTFC Loan Agreement and the Senior Credit Agreement, and all documents executed in connection therewith.

     "D&O Insurance" shall have the meaning set forth in Section 7.9(b).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "Director Plan" means that certain 2003 Director Compensation Plan effective as of October 29, 2003, as the same may be amended from time to time in accordance with its terms.

     "Disclosure Document" shall have the meaning set forth in Section 4.7.

     "Dispute Notice" shall have the meaning set forth in Section 11.7(b)(i).

     "Disputed Claim" shall have the meaning given to such term in the Plan.

     "Disputing Parties" shall have the meaning set forth in Section 11.7(b)(i).

     "Effective Corvis Share Price" means, (x) the Closing Corvis Share Price, if the Closing Corvis Share Price is at least 60% and not more than 140% of the Signing Corvis Share

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Price, (y) 60% of the Signing Corvis Share Price if the Closing Corvis Share
Price is less than 60% of the Signing Corvis Share Price, and (z) 140% of the Signing Corvis Share Price if the Closing Corvis Share Price is greater than 140% of the Signing Corvis Share Price.

     "Effective Time" shall have the meaning set forth in Section 2.4.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement.

     "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

     "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 3.3(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.3(a).

     "Extraordinary Payments" shall mean any and all fees, expenses, disbursements, and other amounts paid by the Company and its Subsidiaries to lawyers, accountants, bankers, brokers and other professional advisors in connection with the transactions contemplated hereby.

     "FCC Consent" means the grant by the FCC of its consent to the transfer, assignment or Company change of control transactions contemplated by this Agreement.

     "FCC Licenses" means all Company Permits issued by the FCC held by the Company or its Subsidiaries.

     "FCC" means the Federal Communications Commission.

     "Financial Statements" shall have the meaning set forth in Section 4.6.

     "Five Percent Warrants" means the warrants to purchase up to an aggregate of 588,235 shares of Company Common Stock pursuant to the Warrant Agreement.

     "Focal Plan" shall mean the financial plan and forecast prepared by the Company and attached hereto as Exhibit F.

     "GAAP" shall mean United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

     "General Unsecured Creditor" means the "Holder" of an "Allowed" "General Unsecured Claim" as such terms are defined in the Plan.

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     "Governmental Entity" means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, including the FCC and State PUCs.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IDD Dispute Notice" shall have the meaning set forth in Section 2.1(a).

     "IDD Notice" shall have the meaning set forth in Section 2.1(a).

     "Indemnifiable Loss" shall have the meaning set forth in Section 10.3(a).

     "Indemnified Person" shall have the meaning set forth in Section 7.9(a).

     "Independent Accountant" shall have the meaning set forth in Section
3.3(c).

     "Institute" shall have the meaning set forth in Section 11.7(b)(ii).

     "Interest Period" shall mean the number of days in the period beginning on the date upon which all conditions to Closing set forth in Article VIII have been satisfied or waived (other than the conditions set forth in Section 8.2(b) and any other condition which has not been satisfied as a result of Corvis's breach of any of its obligations under this Agreement or the Ancillary Agreement) and ending on the earlier of (i) the Closing Date or (ii) the Outside Date, if the Company delivers the notice set forth in Section 3.2(d)(i).

     "Interest Rate" shall mean an amount equal to the Interest Period divided by 365, and then multiplied by .08.

     "Interim Determination Date Cash" shall mean, for purposes of Section 8.1(b)(ii) below, an aggregate amount equal to: (i) the amount of Cash of the Company as of the Interim Determination Date, plus (ii) in the event the Interim Determination Date occurs after June 30, 2004, any amounts paid to the holders of the Senior Credit Agreement pursuant to sections 2.10 (c), 2.10 (d) or 2.10
(e) thereof, plus (iii) the amount of any payments of interest, principal, points, fees or other costs under the Credit Facilities on or prior to the Interim Determination Date (other than late or default interest charges or other monetary penalties assessed against the Company with respect to such loans as a result of any default by the Company or its Subsidiaries under the Credit Facilities), plus (iv) the amounts, if any, paid to Corvis as management fees pursuant to the Management Agreement.

     "Interim Determination Date" shall have the meaning ascribed to such term in Section 2.1(b).

     "In-the-Money Company Stock Options" means any Company Stock Option where
(x) the fair value (as determined by the Company's board of directors) of the Option Per-Share Portion of the Option Merger Consideration exceeds (y) the option exercise price payable per share of Company Common Stock under such Company Stock Option.

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     "In-the-Money Warrants" means any Company Warrant for which (x) the Warrant
Agreement Fair Value of the Common Per-Share Portion of the Common Merger Consideration exceeds (y) the Exercise Price (as defined in the Warrant Agreement) of such Company Warrant.

     "Investor Rights Agreement" means that certain Investor Rights Agreement, dated as of July 1, 2003, by and between the Company; Madison Dearborn Capital Partners IV, L.P.; Frontenac VIII Limited Partnership; Frontenac Masters VIII Limited Partnership; Battery Ventures III, L.P.; Battery Ventures VI, L.P.; Battery Investment Partners VI, LLC; Great Hill Equity Partners Limited Partnership; Great Hill Investors, LLC; Great Hill Equity Partners II Limited Partnership; and Great Hill Affiliate Partners II Limited Partnership, as amended from time to time.

     "IRS" means the Internal Revenue Service.

     "Knowledge" shall mean the actual knowledge of the executive officers of the Company or any of its Subsidiaries or the executive officers of Corvis or any of its Subsidiaries, as the case may be.

     "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company or any of its Subsidiaries.

     "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

     "Liabilities" shall have the meaning set forth in Section 4.6.

     "Liens" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "Liquidation Value Preferred Merger Consideration" shall mean a portion of the Merger Consideration having a Warrant Agreement Fair Value equal to the aggregate Liquidation/Dividend Values of all shares of Series A Preferred Stock.

     "Liquidation/Dividend Value" means, with respect to any share of Series A Preferred Stock, the Liquidation Value (as defined in the Company's Second Amended and Restated Certificate of Incorporation) of such share, plus all Accumulated Dividends (as defined in the Company's Second Amended and Restated Certificate of Incorporation) and all other accrued and unpaid dividends thereon, in each case determined as of the Closing Date.

     "Losses" shall have the meaning set forth in Section 10.2.

     "Management Agreement" shall have the meaning set forth in Section 2.1.

     "Material Adverse Effect" means:

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     (I) When used in connection with the Company, any effect, change or development that is material and adverse to the financial condition, business and results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a "Material Adverse Effect": (A) the announcement of the execution of this Agreement or the performance of obligations under this Agreement; (B) factors affecting the economy or financial markets as a whole or generally affecting the industry in which the Company and its Subsidiaries operate; (C) national or international political or social conditions, including the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any territory, possession or diplomatic or consular offices thereof, or upon any military installation thereof; provided, further, that (x) any existing event, occurrence or circumstance with respect to which Corvis has Knowledge as of the date hereof or (y) any effect, change or development with respect to the business of the Company and its Subsidiaries that is cured by the Company or its Subsidiaries, as applicable, before the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Article IX shall not be taken into account in determining whether there has been a "Material Adverse Effect"; provided, further, that, following the Interim Determination Date (it being understood that this proviso shall not be construed to give any implication as to whether the specific magnitude of effect that would constitute a "Material Adverse Effect" prior to the Interim Determination Date is greater or lesser than that described in this proviso), the breach of a representation, warranty or covenant made by the Company shall not be deemed to have a Material Adverse Effect on the Company unless the Losses that could be claimed by any Buyer Party pursuant to Article X resulting from such breach would be greater than $40 million (for example, where the breach of a representation, warranty or covenant made by the Company has directly resulted in a decrease in annual EBITDA by more than $40 million); and

     (II) When used in connection with Corvis, any effect, change or development that is material and adverse to the financial condition, business and results of operations of Corvis and its Subsidiaries taken as a whole; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a "Material Adverse Effect": (A) the announcement of the execution of this Agreement or the performance of obligations under this Agreement; (B) factors affecting the economy or financial markets as a whole or generally affecting the industry in which Corvis and its Subsidiaries operate;
(C) national or international political or social conditions, including the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any territory, possession or diplomatic or consular offices thereof, or upon any military installation thereof; provided, further, that (x) any existing event, occurrence or circumstance with respect to which the Company has Knowledge as of the date hereof or (y) any effect, change or development with respect to the business of Corvis and its Subsidiaries that is cured by Corvis or its Subsidiaries, as applicable, before the earlier of (i) the Effective Time and
(ii) the date on which this Agreement is terminated pursuant to Article IX shall not be taken into account in determining whether there has been a "Material Adverse Effect".

     "Material Contract" shall mean, with respect to any Contract with a customer of the Company and/or its Subsidiaries, a Contract having an annual value or involving consideration that is more than $30,000 per month or $360,000 per annum, and, with respect to all other Contracts, a Contract having an annual value or involving annual consideration that is more than $250,000.

     "Merger Consideration" shall mean either the Merger Shares (including any cash issued in lieu of fractional shares pursuant to Section 3.3(d), or the cash distributed to the holders of Company Equity pursuant to Section 3.2(d).

     "Merger Shares" shall have the meaning set forth in the recital hereto.

     "Merger" shall have the meaning set forth in Section 3.2(c).

     "MFN Amount" means the amount for capitalized lease obligations to Metromedia Fiber Network Services, Inc. under the Fiber Optic Private Network Agreement, Inc., dated as of May 24, 1999, as amended, recorded on the books and records of the Company at the end of the last full month ending prior to the Closing, determined in accordance with GAAP in a manner consistent with the Company's prior policies and procedures and the preparation of the Financial Statements.

     "Net Purchase Price" shall mean (A) (x) $210,000,000, minus (y) the total aggregate principal outstanding as of the Closing Date under the NTFC Loan Agreement and the Senior Credit Agreement, and (z) the MFN Amount, plus (B) if the Interest Period is greater than zero, the result in clause (A) above multiplied by the Interest Rate, minus (C) the aggregate amount of any indemnification obligations finally determined to be owed by the Company to Buyer Parties pursuant to Article X.

     "NTFC Loan Agreement" means that certain Amended and Restated Loan and Security Agreement, dated as of July 1, 2003, by and between NTFC Capital Corporation and the Company, as amended from time to time.

     "Objection Period" shall have the meaning set forth in Section 3.3(c).

     "Option Merger Consideration" means (x) the Merger Consideration minus the Pre-5% Preferred Merger Consideration, times (y) a fraction, the numerator of which is the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options, and the denominator of which is the sum of (a) the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options, and (b) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including upon exercise of the In-the-Money Warrants as described in Section 3.2).

     "Option Per-Share Portion" shall mean a fraction, the numerator of which is one, and the denominator of which is the aggregate number of Option Shares in respect of all In-the-Money Company Stock Options.

     "Option Shares" means, with respect to any Company Stock Option, (x) the number of shares of Company Common Stock issuable upon full exercise of such Company Stock Option, minus (y) a number of shares of Company Common Stock equal to the quotient of (a) the aggregate option exercise price payable for all shares of Company Common Stock issuable under such Company Stock Option divided by (b) the fair value (as determined by the Company's board of directors) of the Option Per-Share Portion of the Option Merger Consideration.

     "Order" shall have the meaning set forth in Section 8.2(a)(ii).

     "Ordinary Course of Business" means the ordinary course of the Company's business substantially consistent with the practice of the Company since July 1, 2003.

     "Out-of-the-Money Warrants" means any Company Warrants other than In-the-Money Warrants.

     "Outside Date" shall mean the later of (i) August 31, 2004, or (ii) if, but only if, (x) Corvis's registration statement on Form S-3 (File No. 333-109081) shall have become effective on or prior to July 1, 2004, (y) Corvis has filed the S-4 Registration Statement with the SEC prior to July 1, 2004 that meets the requirements of the first sentence of Section 7.3(a) and Section 7.3(b) hereof and (z) Corvis is reasonably expected to be able to deliver registered Corvis Shares pursuant to an effective S-4 Registration Statement (and if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with
Section 7.3, Corvis is reasonably expected to be able to deliver the Corvis Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) at a Closing on or prior to September 15, 2004, then the earlier of (a) September 15, 2004 and (b) the date as of which Corvis is not reasonably expected to be able to deliver registered Corvis Shares pursuant to an effective Registration Statement (or if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis is not reasonably expected to be able to deliver Corvis Shares thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) at a Closing on or prior to September 15, 2004.

     "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

     "Permitted Encumbrances" means with respect to each parcel of Owned Real
Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) liens for any financing secured by such Owned Real Property that is an obligation of the Company or any of its Subsidiaries that is not yet due or delinquent and is identified in the Company Letter; and (e) easements, covenants, conditions, restrictions and other similar matters affecting title to such Owned Real Property and other title defects, all of which do not or would not have a Material Adverse Effect.

     "Person" means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

     "Plan" means the Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Focal Communications Corporation and certain of its subsidiaries, dated as of April 30, 2003 and as confirmed on June 19, 2003.

     "Pre-5% Common Merger Consideration" means the Merger Consideration minus the Pre-5% Preferred Merger Consideration minus the Option Merger Consideration.

     "Pre-5% Preferred Merger Consideration" means the greater of the Liquidation Value Preferred Merger Consideration and the As-Converted Preferred Merger Consideration.

     "Preferred Merger Consideration" means (A) the Pre-5% Preferred Merger Consideration, minus (B) the 5% Pool Merger Consideration multiplied by a fraction, the numerator of which is the Pre-5% Preferred Merger Consideration, and the denominator of which is the sum of the Pre-5% Preferred Merger Consideration and the Pre-5% Common Merger Consideration.

     "Preferred Per Share Portion" means, with respect to any share of Series A Preferred Stock, the quotient of (x) the aggregate Liquidation/Dividend Value of such share of Series A Preferred Stock divided by (y) the aggregate Liquidation/Dividend Values of all shares of Series A Preferred Stock.

     "Receiving Parties" shall have the meaning set forth in Section 11.7(b)(i).

     "Registration Statements" shall have the meaning set forth in Section
7.3(a).

     "Reserve Fund" shall have the meaning set forth in Section 7.14.

     "Rules" shall have the meaning set forth in Section 11.7(b)(ii).

     "S-3 Registration Statement" shall have the meaning set forth in Section 7.3(a).

     "S-4 Registration Statement" shall have the meaning set forth in Section 7.3(a).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Senior Credit Agreement" means that certain Credit and Guaranty Agreement, dated as of July 1, 2003, by and among the Company and certain of its Subsidiaries, on the one hand, and Wilmington Trust Company, as Administrative Agent and Collateral Agent, and the lenders party thereto, on the other hand, as amended from time to time.

     "Series A Preferred Consent" means the consent of the requisite holders of the Series A Preferred pursuant to Section 11 of the Investor Rights Agreement.

     "Series A Preferred Stock" shall have the meaning set forth in the first recital provision of this Agreement.

     "Shares" shall have the meaning set forth in the first recital provision of this Agreement.

     "Shelf Registration" shall have the meaning set forth in Section 7.3(b).

     "Signing Corvis Share Price" means $2.11 (as adjusted for any stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction as provided in Section 3.5).

     "State PUC Consent" means the grant by any State PUC of its consent to the transfer, assignment or Company change of control transactions contemplated by this Agreement, or, if no such consent is required by a State PUC, the notification to such State PUC of the transaction contemplated by this Agreement.

     "State PUC Licenses" means all Company Permits issued or granted by a State PUC and held by the Company or its Subsidiaries.

     "State PUC" means any state and local public service and public utilities commission having regulatory authority over the business of the Company and/or any of its Subsidiaries, as conducted in any given jurisdiction.

     "Stock Equivalents" shall have the meaning set forth in Section 4.3.

     "Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Subsidiary" or "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly by, or indirectly by one or more subsidiaries of, such first Person).

     "Superior Proposal" shall have the meaning set forth in Section 6.2(a).

     "Surviving Corporation" shall have the meaning set forth in Section 2.2.

     "Takeover Proposal" shall have the meaning set forth in Section 6.2(a).

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Tax" and "Taxes" means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any tax sharing arrangement or tax indemnity arrangement.

     "Third Party Commitment" shall have the meaning set forth in Section 7.14.

     "Transfer Taxes" shall have the meaning set forth in Section 7.7.

     "Twenty Percent Warrants" means the warrants to purchase up to an aggregate of 2,941,176 shares of Company Common Stock pursuant to the Warrant Agreement.

     "Unaudited Balance Sheet" shall have the meaning set forth in Section 4.6.

     "Voting Agreement" shall have the meaning set forth in Section 7.2(a).

     "Warrant Agreement Fair Value" of any property means the fair value thereof, as determined jointly by a majority of the Disinterested Directors (as defined under the Warrant Agreement) and the Majority Preferred Owners (as defined under the Warrant Agreement).

     "Warrant Agreement" means that certain Warrant Agreement, dated as of July 1, 2003, between the Company and Computershare Trust Company of New York, a New York limited purpose trust company, as warrant agent, as amended from time to time.

     "Warrant Shares" means, with respect to any Company Warrant, (x) the number of shares of Company Common Stock issuable upon full exercise of such Company Warrant, minus (y) a number of shares of Company Common Stock equal to the quotient of (a) the aggregate Exercise Price (as defined in the Warrant Agreement) for full exercise of such Company Warrant divided by (b) the Warrant Agreement Fair Value of the Common Per-Share Portion of the Common Merger Consideration.

     Section 1.2 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                                   ARTICLE II
                                   THE MERGER

     Section 2.1 Establishment of Interim Determination Date.

               (a) IDD Notice. In the event that either Corvis or the Company delivers written notice to the other that it has determined in good faith that (i) all of the conditions to the Interim Determination Date set forth in Section 8.1(a) have been satisfied or waived in writing by both Corvis and the Company, (ii) all of the conditions to the Interim Determination Date set forth in Section 8.1(b) have been satisfied or waived in writing by Corvis, and (iii) all of the conditions to the Interim Determination Date set forth in Section 8.1(c) have been satisfied or waived in writing by the Company (the "IDD Notice"), then within two (2) business days thereafter, Corvis and the Company shall deliver to the other an updated Corvis Letter or Company Letter, as applicable. If either party has within five (5) business days after delivery of the IDD Notice delivered written notice to the other party indicating its good faith determination that any condition in Section 8.1(a), (b), or (c) has not been satisfied or waived by the appropriate party(ies) as described above (an "IDD Dispute Notice"), then such dispute shall be resolved pursuant to the provisions set forth in
     Section 11.7.

               (b) Interim Determination Date. The "Interim Determination Date" shall be deemed to be the latest to occur of: (i) the fifth (5th) business day following delivery of the IDD Notice; (ii) if the IDD Dispute Notice is delivered within five (5) business days following delivery of the IDD Notice, then the date that is determined (either by mutual agreement of Corvis and the Company or by an independent arbitrator, pursuant to Section 11.7) to be the first date as of which all conditions set forth in Section
     8.1 have been either satisfied or waived; and (iii) if either party has, prior to the fifth (5th) business day following delivery of the IDD Notice, properly given notice of its election to terminate this Agreement pursuant to Section 9.2(a) or (b) or (c), as applicable, then the date (if any) on which the breach that is then subject to such notice has been cured in accordance with the applicable cure period set forth in such section.

               (c) Management Agreement. Each of Corvis and the Company have executed and delivered the management agreement attached hereto as Exhibit E (the "Management Agreement"), which shall become effective as of the Interim Determination Date in accordance with its terms.

     Section 2.2 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

     Section 2.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. local time on the first business day of the calendar month immediately following the satisfaction or waiver of the conditions set forth in
Section 8.2 (other than those to be satisfied at the Closing) (or, if earlier, the Outside Date or other date specified in Section 3.2(d)), at the offices of Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601, unless another date, time or place is agreed to by the parties hereto. The date and time of the Closing is referred to herein as the "Closing Date".

     Section 2.4 Effective Time. The Merger shall become effective when a Certificate of Merger substantially in the form of Exhibit C attached hereto (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII.

     Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.6 Certificate of Incorporation and Bylaws; Officers and
Directors.

               (a) The Certificate of Incorporation of the Company shall be amended and restated at the Effective Time in a form identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time (except for such differences as are required by Applicable
     Law), and as amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

               (b) Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by the DGCL.

               (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

               (d) The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III
              EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the

Constituent Corporations, the capital stock of the Constituent Corporations shall be treated as set forth in this Article III and in accordance with the terms of this Agreement.

     Section 3.2 Conversion.

               (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

               (b) Treasury Stock and Corvis Owned Stock. Each share of capital stock of the Company that is held by the Company or by any wholly-owned Subsidiary of the Company (other than Shares held in the Claims Escrow), or that is held by Corvis or any of its Subsidiaries, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (c) Merger Shares. Subject to the provisions of this Article III and Section 10.6, at the Effective Time, all of the Series A Preferred Stock, Company Common Stock and other Company Equity issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an aggregate number of fully paid and non-assessable Corvis Shares (the "Merger Shares") rounded to the nearest four decimals, determined as follows:

                    (i) If the Closing Corvis Share Price is equal to or greater than 60% of the Signing Corvis Share Price and equal to or less than 140% of the Signing Corvis Share Price, then the number of Merger Shares issued under this Section 3.2(c) shall be equal to the Net Purchase Price divided by the Closing Corvis Share Price.

                    (ii) If the Closing Corvis Share Price is less than 60% of the Signing Corvis Share Price, then the number of Merger Shares issued under this Section 3.2(c) shall be equal to the Net Purchase Price divided by 60% of the Signing Corvis Share Price.

                    (iii) If the Closing Corvis Share Price is greater than 140% of the Signing Corvis Share Price, then the number of Merger Shares issued under this Section 3.2(c) shall be equal to the Net Purchase Price divided by 140% of the Signing Corvis Share Price.

               (d) Cash Payment in lieu of Merger Shares.

                    (i) If Corvis cannot deliver registered Corvis Shares pursuant to an effective S-4 Registration Statement (or if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis cannot also deliver the Corvis Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement), in compliance with Section 7.3, at a Closing on or before the Outside Date, then, unless the Company delivers written notice to Corvis within 10 days prior to the Outside Date electing to the contrary, the Closing will occur on the Outside Date and, at the Effective Time, in lieu of Corvis delivering the Merger Shares referenced in Section 3.2(c), Corvis shall pay to the holders of Company Equity issued and outstanding immediately prior to the Effective Time in exchange for the cancellation of their Company Equity an amount of cash equal to the Net Purchase Price.

                    (ii) If the Company has delivered the notice set forth in subparagraph (i) above, the Closing shall occur on the earlier of (A) the first day on which Corvis is able to deliver registered Corvis Shares pursuant to an effective S-4 Registration Statement (or if any Merger Shares are to be covered by an S-3 Registration Statement in accordance with Section 7.3, Corvis is also able to deliver the Corvis Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) and (B) ten (10) days after the Company delivers written notice rescinding its election under subparagraph (i) above (in which case the Closing shall occur on November 1, 2004 and Corvis shall at the Effective Time pay to the holders of Company Equity issued and outstanding immediately prior to the Effective Time in exchange for cancellation of their Company Equity an amount of cash equal to the Net Purchase Price); provided that if neither (A) nor (B) has occurred by October 31, 2004, the Closing shall occur on November 1, 2004 and Corvis shall at the Effective Time pay to the holders of Company Equity issued and outstanding immediately prior to the Effective Time in exchange for cancellation of their Company Equity an amount of cash equal to the Net Purchase Price.

                    (iii) In the event cash Merger Consideration is to be paid pursuant to Section 3.2(d)(i) or (ii), the Company acknowledges that Corvis may seek to raise cash from the sale of Corvis Shares to a third party solely in connection with the proposed Merger, the proceeds of which would be used exclusively for purposes of paying such cash Merger Consideration (the "Alternative Method"). The Alternative Method may be structured as a transfer of the Merger Shares to the third party on the Closing Date or as a direct issuance of an equivalent number of Corvis Shares directly to that third party; provided, however, that the Alternative Method shall be conducted in compliance with all Applicable Laws, including federal and state securities law, and the Alternative Method shall not adversely affect in any way the Company or the holders of Company Equity, shall not modify any of the Company's or its stockholders' rights, duties or obligations under this Agreement (including the right to receive the cash Merger Consideration at the Effective Time) and the Ancillary Agreement, shall not delay the Closing Date from that specified hereunder, and shall not alter the tax consequences to the Company's stockholders that would otherwise obtain if the Alternative Method were not used in the payment of cash Merger Consideration under this Section 3.2(d) (in each case as determined in good faith by the Board of Directors of the Company). Corvis shall provide fifteen (15) days prior written notice of its intent to enter into the Alternative Method and in that notice shall describe in detail the proposed terms thereof. Subject to the foregoing conditions, the Company agrees to reasonably cooperate with Corvis in connection with the Alternative Method.

               (e) Allocation of Merger Consideration.

                    (i) Subject to the requirements of this Section 3.3(e), the Merger Consideration issued pursuant to Section 3.2(c) or 3.2(d) above shall be allocated among the holders of the Company's Shares, Company Stock Options, and Company Warrants as set forth in this Section 3.2(e).

                    (ii) At the Effective Time, each share of Series A Preferred Stock issued and outstanding (including Shares held by the Company in the Claims Escrow, but excluding Shares cancelled in accordance with Section 3.2(b) above) shall be converted into the right to receive the Preferred Per Share Portion of the Preferred Merger Consideration.

                    (iii) At the Effective Time, each share of Company Common Stock issued and outstanding (other than Shares cancelled in accordance with Section 3.2(b) above) shall be converted into the right to receive the Common Per Share Portion of the Common Merger Consideration.

                    (iv) Prior to the Effective Time, each holder of In-the-Money Warrants (including the Company with respect to In-the-Money Warrants held by the Company in the Claims Escrow) will have the opportunity to exercise such In-the Money Warrants in a "cashless exercise" pursuant to the terms of such In-the-Money Warrant, and each holder exercising an In-the-Money Warrant will receive in connection therewith a number of shares of Company Common Stock equal to the number of Warrant Shares issuable upon such exercise of such In-the-Money Warrant. At the Effective Time, all such shares of Company Common Stock issued upon exercise of the In-the-Money Warrants will be converted as set forth in clause (iii) above, and all Out-of-the-Money Warrants (including Out-of-the-Money Warrants held by the Company in the Claims Escrow), together with all In-the-Money Warrants that are not exercised prior to the Effective Time, will expire and be canceled pursuant to the terms thereof.

                    (v) At the Effective Time, the Company will cancel all outstanding Company Stock Options, at which time each holder of In-the-Money Company Stock Options will have the right to receive in exchange therefor the sum of (x) the product of (A) the Option Shares in respect of all In-the-Money Company Stock Options held by such holder times
     (B) the Option Per Share Portion of the Option Merger Consideration, plus
     (y) in the case of any holder that is a 5% Optionholder, such 5% Optionholder's 5% Pool Percentage multiplied by the 5% Pool Merger Consideration.

                    (vi) Prior to the Effective Time, the Company will issue up to 205,936 shares of Series A Preferred Stock, 80,759 Five Percent Warrants, and 403,796 Twenty Percent Warrants, to be held in a segregated escrow account (the "Claims Escrow") by the Company in trust for the benefit of the General Unsecured Creditors. At the Effective Time, all such Shares and any Shares issuable under such Company Warrants which are exercised prior to the Effective Time will be converted pursuant to this
     Section 3.2, and the Merger Consideration payable with respect thereto will be held in the Claims Escrow by the Surviving Corporation for distribution to the General Unsecured Creditors in accordance with the Plan, pending resolution of Disputed Claims in accordance with the Plan.

     Section 3.3 Exchange of Certificates.

               (a) Exchange Fund. At the Effective Time, Corvis shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company or with a banking or other financial institution selected by Corvis and reasonably acceptable to the Company (and on terms reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, either
     (i) certificates representing the Merger Shares to be issued in connection with the Merger together with an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash required to be paid pursuant to Section 3.3(d); or (ii) if the Company shall receive the Merger Consideration in cash pursuant to Section 3.2(d), an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash required under Section 3.2(d) (such cash and/or certificates representing Merger Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time) being hereinafter referred to as the "Exchange Fund").

               (b) Exchange Procedure.

                    (i) As soon as practicable after the Effective Time, Corvis shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") (i) a letter of transmittal and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration (and any unpaid distributions and dividends) contemplated by Section 3.2 and this Section 3.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole Merger Shares, less the number of Merger Shares (if any) to be held in escrow pursuant to Section 3.3(e), and/or (y) a check representing the amount of cash required to be paid pursuant to Section 3.3, including, cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Corvis Shares as provided for in Section 3.3(c), if any, that such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of the Corvis Shares, together with a check for the cash to be paid pursuant to this Section 3.3 may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Corvis that such Tax has been paid or is not applicable. Corvis or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Corvis or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Corvis or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

                    (ii) Corvis will use its reasonable best efforts to provide for a mechanism in order to enable any holders of Company Equity that deliver certificates for Shares in registered form (duly endorsed for transfer or accompanied by duly executed stock powers) to Corvis (or the Exchange Agent) on or prior to the Closing Date, or are otherwise able to establish their ownership of Company Equity to the reasonable satisfaction of Corvis (or the Exchange Agent) on or prior to the Closing Date, to receive, on the Closing Date, the Merger Consideration payable with respect to such Company Equity hereunder.

               (c) Dividends. No dividends or other distributions declared with a record date after the Effective Time on the Corvis Shares shall be paid with respect to any Shares represented by Certificates until such Certificates are surrendered for exchange as provided herein or a Person claiming a Certificate to be lost, stolen or destroyed has complied with the provisions of Section 3.6. Promptly following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Merger Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Merger Shares and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Merger Shares, less the amount of any withholding Taxes which may be required thereon. Corvis will, no later than the applicable dividend or distribution payment dates, provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 3.3(c).

               (d) No Fractional Securities. No fractional Corvis Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of the Corvis Shares, cash adjustments will be paid to holders in respect of any fractional share of Merger Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of the Corvis Shares that would otherwise be issuable by the Closing Corvis Share Price.

               (e) At a Closing at which any amounts remain in dispute or have not otherwise been finally determined under Article X, Corvis shall deposit into an escrow at the Closing with an escrow agent, and pursuant to an escrow agreement, reasonably acceptable to the Company and Corvis, a stock certificate, together with stock powers duly endorsed in blank for transfer, representing the number of Merger Shares equal to the total amount remaining in dispute or not finally determined under Article X hereof divided by the Effective Corvis Share Price, or, in the event the Merger Consideration is paid in cash pursuant to Section 3.2(d), cash representing the total amount remaining in dispute or not finally determined under Article X hereof, in each case which amounts will be held in escrow pending resolution of such disputes to be distributed thereafter in accordance with Section 3.3 and/or Article X hereof. The Company and Corvis shall use each its good faith best efforts to agree upon and execute the above-referenced escrow agreement (if necessary, as provided above) prior to the Closing. All Merger Consideration placed into escrow pursuant to this Section 3.3(e) shall be deducted from the Merger Consideration otherwise distributable to the Focal stockholders at Closing under Section 3.2(c), (d) and (e).

               (f) No Further Ownership Rights in Shares. All Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Section 3.3) shall be deemed to have been issued in full satisfaction of all rights (except obligations under the Plan with respect to Disputed Claims, which shall become obligations of the Surviving Corporation, and which are expected to be satisfied by distributions of Company Equity (or after the Effective Time, Merger Consideration) from the Claims Escrow in accordance with Section 3.2(e)(vi)) pertaining to the Shares, theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

               (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Merger Shares) which remains undistributed to the holders of Shares on the later of the date (x) that is six (6) months after the Closing Date or (y) on which all Disputed Claims have been resolved pursuant to the Plan may be delivered to Corvis, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Corvis or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Merger Consideration, cash and unpaid dividends and distributions on Merger Shares deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

               (h) Under the Company's Second Amended and Restated Certificate of Incorporation each holder of record of Shares has waived its rights to pursue appraisal rights under the DGCL to the extent permitted by Applicable Law. If, and to the extent, any holder of record of Shares that may be entitled to appraisal rights under DGCL with respect to the Merger has properly exercised and perfected such appraisal rights pursuant to and in accordance with Section 262 of the DGCL, such holder shall, to the extent allowed under Applicable Law, be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Shares as provided in
     Section 262 of the DGCL, provided that such stockholder acts in accordance with and meets all the requirements of Section 262 of the DGCL. If a holder of record of Shares who is entitled to appraisal rights elects to demand the appraisal of such Shares fails to act in accordance with and meet all the requirements of Section 262 of the DGCL, such stockholder shall be deemed not to have elected to demand the appraisal of such stockholder's Shares and shall be entitled only to the consideration in respect of such Shares provided for in Section 3.2. Corvis will comply with any information delivery or other requirements of the Company or the Surviving Corporation as are required under Applicable Law in connection with any such rights (including delivery of all material information as is required by Applicable Law to be provided to any stockholder that may be entitled to appraisal rights under the DGCL to enable them to determine whether to exercise such appraisal rights if, and to the extent, such appraisal rights are available under the DGCL).

               (i) No Liability. None of Corvis, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 3.4 Tax Consequences. It is intended by the parties hereto that, unless the Merger Consideration is paid in cash pursuant to Section 3.2(d) above, the Merger shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and the parties hereto adopt this Agreement as a "plan of reorganization" for such purposes and shall make all filings with the IRS consistent with such intention.

     Section 3.5 Adjustment of Merger Shares. In the event that Corvis changes or establishes a record date for changing the number of the Corvis Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding the Corvis Shares and the record date therefor shall be prior to the Effective Time, the number of Merger Shares and any other calculations based on or relating to Merger Shares, including the Signing Corvis Share Price, shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

     Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Corvis or the Exchange Agent (but only in the case of a natural person), the posting by such natural person of a bond, in such reasonable amount as Corvis or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Corvis Shares, any cash in lieu of fractional shares of the Corvis Shares to which the holders thereof are entitled pursuant to Section 3.3(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(c).

     Section 3.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Corvis and Sub that the following statements are true and correct as of the date of this Agreement, except as set forth in the Company Letter:

     Section 4.1 Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have requisite power and authority to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary. The Company has delivered to Corvis complete and correct copies of its Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and has made available to Corvis the charter and bylaws (or similar organizational documents) of each of its Subsidiaries.

     Section 4.2 Subsidiaries. Item 4.2 of the Company Letter contains a true, accurate and complete list of the Company's Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens (other than Liens under the Senior Credit Agreement and Liens existing under applicable securities laws). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity (other than marketable securities and other short-term investments).

     Section 4.3 Capital Structure. The authorized capital stock of the Company consists of (a) 50,000,000 shares of preferred stock, of which 10,000,000 are designated Series A Preferred Stock and 40,000,000 are undesignated and (b) 100,000,000 shares of Company Common Stock. At the close of business on February 27, 2004, (i) 9,794,064 shares of Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, (ii) zero shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, (iii) zero shares of Series A Preferred Stock and zero shares of Company Common Stock were held by the Company in its treasury,
(iv) 205,936 shares of Series A Preferred Stock were reserved for issuance to the General Unsecured Creditors, pursuant to the Plan, (v) 1,077,045 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (options to purchase Company Common Stock being "Company Stock Options") granted under the Company's 2003 Equity and Performance Incentive Plan and the Director Plan (together, and each as amended, the "Company Stock Plans"), (vi) 149,051 Company Common Shares were reserved for the grant of additional awards under the Company Stock Plans;
(vii) 3,529,411 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants; and (viii) 10,612,080 shares were reserved for issuance upon conversion of the Series A Preferred Stock. As of the date of this Agreement, except as set forth above, no Shares were issued, reserved for issuance or outstanding, no Company Stock Options have been granted, and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). Since February, 27 2004 and on or prior to the date of this Agreement, except for the exercise of any Company Stock Options referred to in clause (v) above, the Company has not issued any Shares or made any grant of awards under the Company Stock Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Other than the Shares, there are no other authorized classes of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. Except for the Company Warrants and the Company Stock Options, and except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Company Stock Options or other voting securities or Stock Equivalents of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, except as set forth in the Company's Second Amended and Restated Certificate of Incorporation, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Excepting the Investor Rights Agreement, there are no outstanding agreements to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries. Item 4.3 of the Company Letter sets forth information in the Knowledge of the Company concerning the identity of the holders of shares of Company Common Stock, Series A Preferred Stock, Company Stock Options and Company Warrants held by each Person and the number of such Securities owned by each such holder.

     Section 4.4 Authority. Prior to the date of this Agreement, the Board of Directors of the Company unanimously approved this Agreement, declared this Agreement and the Merger advisable to the Company and its stockholders, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption (all in accordance with the DGCL and this Agreement). The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreement and, subject to the obtaining of the Company Stockholder Approval and the obtaining of the Series A Preferred Consent, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Ancillary Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the obtaining of the Company Stockholder Approval and the obtaining of the Series A Preferred Consent. This Agreement and the Ancillary Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement and the Ancillary Agreement, as applicable, by Corvis and Sub) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 4.5 Consents and Approvals; No Violations. Except (a) as provided in Item 4.5 of the Company Letter, (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, (c) as may be required in connection with the Taxes described in Section 7.7, (d) for the FCC Consent and State PUC Consents required by any Applicable Laws, and (e) for the consents of the lenders as provided in the Credit Facilities, neither the execution, delivery or performance of this Agreement and the Ancillary Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby, including the distribution of the Merger Consideration in accordance with
Section 3.2, will (i) conflict with or result in any breach of any provision of the Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or of the similar organizational documents of any of its Subsidiaries, (ii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity or any Person on the part of the Company or any of its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) for failures, violations, breaches or defaults that would not be material and adverse to the business of the Company.

     Section 4.6 Financial Statements. Item 4.6 of the Company Letter sets forth the following financial statements (collectively the "Financial Statements"):
(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2002 and the related audited consolidated statements of income and cash flows for the twelve month period then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 (the "Unaudited Balance Sheet") and the related unaudited consolidated statements of income and cash flows for the twelve month period then ended. Except as set forth on Item 4.6 of the Company Letter, each of the Financial Statements presents fairly in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of their operations for the periods referred to therein in conformity with GAAP (subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from year-end adjustments). Except as set forth on Item 4.6 of the Company Letter, as of the date hereof, to the Company's Knowledge, the Company and its Subsidiaries have no liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise ("Liabilities"), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (i) Liabilities fully reflected or reserved against on the face of the Unaudited Balance Sheet; (ii) Liabilities that would not be required to be disclosed on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP; (iii) Liabilities incurred in the Ordinary Course of Business since December 31, 2003 or (iv) Liabilities that are not individually in excess of $1 million.

     Section 4.7 Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in any of the Registration Statements pursuant to which Corvis Shares issuable in the Merger will be registered in accordance with Section 7.3 below, or in the disclosure document (together with any amendments or supplements thereof, the "Disclosure Document") relating to obtaining the Company Stockholder Approval will, in the case of any of the Registration Statements, at the time it becomes effective and as of the Closing Date, and in the case of the Disclosure Document, at the time it is first mailed or delivered to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication by the Company with respect to the solicitation of written consents from the Company's stockholders which has become false or misleading.

     Section 4.8 Compliance with Laws; Permits.

               (a) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC and all applicable State
     PUCs), except for possible non-material violations. Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and, as of the date of this Agreement, no suspension, cancellation, modification, or limitation in any material adverse manner of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to the Communications Licenses, which licenses constitute all of the material Licenses from the FCC or the State PUCs that are necessary or required for and/or used in the operation of their business as it is now being conducted. The Company and its Subsidiaries have operated in all material respects in compliance with all of the material terms and conditions of the Company Permits. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. There is not now pending or, to the

     Company's Knowledge, threatened, any action by or before the FCC on any State PUC in which the requested remedy is the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses. There is no pending or, to the Company's Knowledge, threatened notice by the FCC or any State PUC of any material violation or complaint against the Company or any of its Subsidiaries. Item 4.8(a) of the Company Letter contains a complete and correct list of the Communications Licenses held by the Company and its Subsidiaries.

               (b) Each executive officer and director of the Company has complied with all Applicable Laws in connection with or relating to actions within the scope of the Company's business, except where the failure to comply would not have a Material Adverse Effect on the Company. No executive officer or director of the Company is a party to or the subject of any suit, action, proceeding or investigation either pending or, to the Company's Knowledge, threatened in writing by any Governmental Entity that is related to the business of the Company.

     Section 4.9 Network Facilities. Item 4.9 of the Company Letter contains certain information relating to the network of the Company and its Subsidiaries.
Item 4.9 of the Company Letter sets forth: (i) all switches and switch locations of the Company and its Subsidiaries, (ii) all material inventory of the Company and its Subsidiaries and the inventory locations of the Company and its Subsidiaries, (iii) for each segment, the number of fibers, fiber miles owned or leased by the Company and its Subsidiaries, route and name of third party provider, if any, and (iv) for the IP backbone of the Company and its Subsidiaries, route and circuit type (including DS3s, OC3s, OC12s, OC48 and lambda waves). The information provided on Item 4.9 of the Company Letter is accurate and complete in all material respects.

     Section 4.10 Employee Benefits.

               (a) Item 4.10(a) of the Company Letter lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes.

               (b) Except as set forth in Item 4.10(b) of the Company Letter:

                    (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable legal requirements, including the requirements of ERISA and the Code.

                    (ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                    (iii) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has

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

     received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code.

                    (iv) Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in Section 3(25) of ERISA).

                    (v) No employee of the Company of any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan or otherwise (other than acceleration of vesting of Company Stock Options in accordance with their terms) as a result of the transactions contemplated by this Agreement.

     Section 4.11 Tax Matters.

               (a) (i) The Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file properly obtained) all material Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) each of the Company and its Subsidiaries has duly and timely paid all material Taxes that are required to be paid, and all material Taxes which the Company or any Subsidiary is required to withhold or collect for payment have been duly withheld or collected and paid to the appropriate Governmental Entity; (iv) no deficiencies for any material Taxes have been asserted, proposed or assessed against the Company or any of its Subsidiaries that have not been fully paid or otherwise fully settled; and (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to material Taxes, agreed to any extensions of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect,
     (vi) as of the date of this Agreement, there are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vii) there are no material Liens relating to Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens relating to current Taxes not yet due and payable or relating to Taxes that are being contested in good faith, and (viii) neither the Company nor any Subsidiary has ever been a member of a group of corporations filing Tax Returns on a consolidated, combined or unitary basis other than the group, if any, of which it is currently a member.

               (b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

     Section 4.12 Litigation. Except as provided in Item 4.12 of the Company Letter, as of the date of this Agreement, there is no material suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or otherwise challenging or seeking to delay or terminate the consummation of the Merger. Neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, injunction or decree.

     Section 4.13 Real Property. Item 4.13 of the Company Letter sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, and except for matters set forth in Item
4.13 of the Company Letter: (a) the Company or one of its Subsidiaries has good and marketable fee simple title thereto, free and clear of all Liens, except Permitted Encumbrances; (b) neither of the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Item 4.13 of the Company Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has delivered to Corvis a true and complete copy of each such Lease document.

     Section 4.14 Material Contracts.

               (a) Item 4.14 of the Company Letter sets forth a true and complete list, that is accurate and complete in all material respects, of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. True and complete copies of all written Material Contracts have been delivered or made available to Corvis by the Company.

               (b) Each Material Contract is in full force and effect, is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, of each other party thereto, and is enforceable against the Company or its Subsidiary, as applicable, in accordance with its terms, and, to the Knowledge of the Company, is enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws now affecting or relating to creditors' rights generally and general principles of equity. Neither the Company nor any of its Subsidiaries is or is alleged to be and, to the Knowledge of the Company, no other party is or alleged to be in default under, or in breach or violation of, any Material Contract, and no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation, except, in each case, for any such default, violation or breach that could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.15 Employment and Labor Matters. Item 4.15 of the Company Letter identifies all employees and consultants currently employed or engaged by the Company or any of its Subsidiaries and sets forth each such individual's rate of pay or annual compensation, job title and date of hire. Except as set forth in
Item 4.15 of the Company Letter, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company or any of its Subsidiaries and any current or former shareholder, officer, director, employee, or any consultant. Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. To the Company's Knowledge, none of the Company's employment policies or practices is currently being audited or investigated by any Governmental Entity. The Company has not received written notice of any threatened or pending claims, charges, actions, lawsuits or proceedings alleging claims against the Company brought by or on behalf of any employee or other individual or any Governmental Entity with respect to employment practices.

     Section 4.16 Environmental Matters and its Subsidiaries. Except as described in Item 4.16 of the Company Letter, (i) the Company and its Subsidiaries have obtained all applicable permits, licenses and other authorization which are material for their operations and are required under any laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company; (ii) the Company and its Subsidiaries are in material compliance with the terms and conditions of such permits, licenses and authorizations, and also are in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, decree, or judgment having the force and effect of law and promulgated or issued pursuant to such laws; and (iii) neither the Company nor any of its Subsidiaries has, in the past five years, received any material written claim, complaint or other material written notice of any violation of, or any liability or investigatory, corrective or remedial obligation arising under, any environmental law the subject matter of which notice has not been substantially resolved.

     Section 4.17 Intellectual Property. Item 4.17 of the Company Letter sets forth a complete and accurate list of all of the Company's and its Subsidiaries' United States and foreign (i) patents and patent applications, if any; (ii) registered and material unregistered trademarks and service marks and pending trademark or service mark registration applications; (iii) domain name registrations; and (iv) registered copyrights, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). All registered trademarks, patents and registered copyrights material in the Ordinary Course of Business are currently in material compliance with all legal requirements of the applicable registration authority (including the timely post-registration filing or affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents) and are not subject to any maintenance fees or actions falling due within 120 days after the date hereof. Except as set forth in Item
4.17 of the Company letter (a) no trademark or service mark that is material in the Ordinary Course of Business is currently involved in any opposition or cancellation proceeding and no such action has been threatened in writing with respect to any such trademarks or service marks or trademark or service mark registration applications, and (ii) to the Knowledge of the Company, there are no trademarks, service marks, patents or patent applications of any third party that infringe upon the Company's registered trademarks or service marks, patents or patent applications that are material in the Ordinary Course of Business.

     Section 4.18 Required Vote; Stockholder Approval. (i) The Company Stockholder Approval in the form of the Company Written Consent approving the Merger and this Agreement and (ii) the Series A Preferred Consent are the only votes or consents of the holders of any class or series of the Company's capital stock necessary to approve the Merger and this Agreement and the Ancillary Agreement and the transactions contemplated by such agreements.

     Section 4.19 State Takeover Statutes. To the Knowledge of the Company, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Second Amended and Restated Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock or the Merger.

     Section 4.20 Brokers. No broker, investment banker, financial advisor or other Person, other than Miller Buckfire Lewis Ying & Co., LLC, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Miller Buckfire Lewis Ying & Co., LLC and the Company, complete copies of which have been furnished to Corvis), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF CORVIS AND SUB

     Corvis and Sub represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement, except as set forth in Corvis Letter attached hereto:

     Section 5.1 Organization. Corvis and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite corporate power and authority to carry on their respective businesses as now being conducted. Corvis and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary. Corvis has delivered to the Company complete and correct copies of its Amended and Restated Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub.

     Section 5.2 Subsidiaries. As of the date of this Agreement, Exhibit 21 to Corvis's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC, is a true, accurate and complete statement as of its filing date in all material respects of all of the information required to be set forth therein by Regulation S-K as promulgated by the SEC. All of the outstanding shares of capital stock of each Subsidiary of Corvis that is a corporation have been validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each Subsidiary of Corvis are owned by Corvis, by one or more Subsidiaries of Corvis or by Corvis and one or more Subsidiaries of Corvis, free and clear of all Liens. Except for the capital stock of its Subsidiaries, Corvis does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability

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

company or other entity (other than marketable securities and other short term investments) which is material to the business of Corvis and its Subsidiaries, taken as a whole.

     Section 5.3 Capital Structure.

               (a) The authorized capital stock of Corvis consists of 1,900,000,000 Corvis Shares and 200,000,000 shares of Preferred Stock, par value $0.01 per share ("Corvis Preferred Stock"). At the close of business on January 31, 2004, (i) 487,717,826 Corvis Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and free of preemptive rights, (ii) 12,281,900 Corvis Shares were held by Corvis in its treasury, (iii) 46,719,324 Corvis Shares were reserved for issuance pursuant to outstanding options to purchase Corvis Shares (options to purchase Corvis Shares being "Corvis Stock Options") granted under Corvis's 1997 Stock Option Plan and the 2000 Long Term Incentive Plan (together, and each as amended, the "Corvis Stock Incentive Plans"), (iv) 29,565,949 Corvis Shares were reserved for the grant of additional awards under Corvis Stock Incentive Plans and (v) no shares of Corvis Preferred Stock were issued and outstanding. As of the date of this Agreement, except as set forth above, no Corvis Shares were issued, reserved for issuance or outstanding, no Corvis Stock Options have been granted and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Corvis ("Corvis Stock Equivalents"). Since January 31, 2004 and on or prior to the date of this Agreement, except for the exercise of any Corvis Stock Options referred to in clause (iii) above, and except as set forth in Item 5.3 of the Corvis Letter, Corvis has not issued any Corvis Shares or made any grant of awards under Corvis Stock Incentive Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of Corvis. Each outstanding Corvis Share is, and each Corvis Share which may be issued pursuant to Corvis Stock Incentive Plans will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Other than the Corvis Shares and Corvis Preferred Stock, there are no other authorized classes of capital stock of Corvis. Except as identified in Item 5.3 of the Corvis Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Corvis having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Corvis's stockholders may vote. Other than the warrants described in
     Item 5.3 of the Corvis Letter (the "Corvis Warrants") and as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Corvis or any of its Subsidiaries is a party or by which any of them is bound obligating Corvis or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Corvis Stock Options or other voting securities or Corvis Stock Equivalents of Corvis or of any of its Subsidiaries or obligating Corvis or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Corvis or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Corvis or any of its Subsidiaries. There are no outstanding agreements to which Corvis, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Corvis or any of its Subsidiaries.

               (b) The authorized capital stock of Sub consists solely of 100 shares of common stock, par value $0.001 per share, of which, as of the date hereof, 100 were issued and outstanding. All outstanding shares of common stock of Sub have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive or other similar right. Sub does not own any securities.

     Section 5.4 Authority. On or prior to the date of this Agreement, the Boards of Directors of Corvis and Sub approved this Agreement and Corvis Share Issuance. Each of Corvis and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Corvis and Sub and the consummation by Corvis and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Corvis and Sub. This Agreement has been approved by Corvis as the sole stockholder of Sub. This Agreement has been duly executed and delivered by each of Corvis and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Corvis and Sub enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 5.5 Consents and Approvals; No Violations. Except (a) as provided in Item 5.5 of Corvis Letter, (b) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and (c) as may be required in connection with the Taxes described in
Section 7.7, neither the execution, delivery or performance of this Agreement by Corvis or Sub nor the consummation by Corvis or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation or Bylaws of Corvis, the Certificate of Incorporation or Bylaws of Sub or of the similar organizational documents of any of Corvis's Subsidiaries, (ii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of Corvis or any of Corvis's Subsidiaries,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which Corvis or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Corvis, Sub, any of its Subsidiaries or any of their properties or assets.

     Section 5.6 SEC Documents and Other Reports. Corvis has timely filed with the SEC all documents required to be filed by it since January 1, 2002 under the Securities Act or the Exchange Act, (collectively, the "Corvis SEC Documents"). Except as provided in Item 5.6 of Corvis Letter, as of their respective filing dates, Corvis SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superceded by a filing prior to the date hereof, then on the date of such filing), none of the Corvis SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as provided in Item 5.6 of the Corvis Letter, the financial statements of Corvis included in the Corvis SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Corvis and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     Section 5.7 Absence of Certain Changes. Since September 30, 2003, with respect to Corvis and its Subsidiaries, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, other than with respect to the payment of quarterly dividends, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) any change in accounting methods, principles or practices by Corvis.

     Section 5.8 Information Supplied. None of the information supplied or to be supplied by Corvis or Sub specifically for inclusion or incorporation by reference in any of Registration Statements or the Disclosure Document, will, in the case of any of the Registration Statements, at the time it becomes effective and as of the Closing Date, and, in the case of the Disclosure Document, at the time it is first mailed or delivered to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication by Corvis or Sub with respect to the solicitation of written consents from the Company's stockholders which has become false or misleading. The Registration Statements will comply as to form in all material respects with the requirements of the Securities Act, except that no representation, warranty or covenant is made by Corvis or Sub with respect to statements made or incorporated by reference in the Registration Statements or the Disclosure Document with respect to information supplied by the Company or any of its representatives specifically for inclusion or incorporated by reference therein or information which is not made in or incorporated by reference in the Registration Statements or the Disclosure Document that should have been disclosed by the Company pursuant to
Section 4.7.

     Section 5.9 Compliance with Laws; Permits.

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

               (a) The businesses of Corvis and its Subsidiaries are not being conducted in violation of any material law, ordinance or regulation of any Governmental Entity. Each of Corvis and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Corvis or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Corvis Permits") and, as of the date of this Agreement, no suspension or cancellation of any of the Corvis Permits is pending or, to the Knowledge of Corvis, threatened. Corvis and its Subsidiaries are the authorized legal holders or otherwise have rights to all material Licenses from the FCC or the State PUCs that are necessary or required for and/or used in the operation of its business as it is now being conducted. All such material licenses are valid and in full force and effect, unimpaired by any condition, except those conditions that may be contained within the terms of such licenses. There is not now pending or, to Corvis's Knowledge, threatened, any action by or before the FCC or any State PUC in which the requested remedy is the revocation, suspension, cancellation, rescission or modification of any of such material licenses.

               (b) Corvis and each of its officers and directors have complied in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 required to be complied with as of the date hereof and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Corvis has previously disclosed to the Company any of the information required to be disclosed by Corvis and certain of its officers to Corvis's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

               (c) Each executive officer and director of Corvis has complied with all Applicable Laws in connection with or relating to or actions within the scope of Corvis's business. No executive officer or director of Corvis is a party to or the subject of any suit, action, proceeding or investigation pending or threatened in writing by any Governmental Entity, except as disclosed in the Corvis Filed SEC Documents.

     Section 5.10 The Corvis Shares. All of the Corvis Shares issuable in exchange for Shares in the Merger in accordance with this Agreement have been duly authorized and will be, when so issued, validly issued, fully paid and non-assessable and free of preemptive or other similar rights. The issuance of such Corvis Shares will be registered under the Securities Act (and to the extent that any Corvis Shares are included in an S-3 Registration Statement in accordance with Section 7.3, the issuance of such Corvis Shares shall be exempt from registration and such shares shall be registered for resale under the Securities Act) and registered or exempt from registration under applicable state securities laws, unless the Company's stockholders are to receive cash in lieu of the Merger Shares pursuant to Section 3.2(d), in which case Corvis shall have sufficient readily available cash at Closing to satisfy such obligation.

     Section 5.11 Litigation. As of the date of this Agreement, there is no material suit, action, proceeding or investigation pending against Corvis or any of its Subsidiaries not identified in the Corvis Filed SEC Documents. Neither Corvis nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, injunction or decree.

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

     Section 5.12 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no business or other activities, has incurred no liabilities or obligations, other than as contemplated hereby, and will conduct its activities only as contemplated hereby.

     Section 5.13 State Takeover Statutes. To the Knowledge of Corvis, other than the provisions of Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Corvis's Amended and Restated Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Corvis Shares, Corvis, Sub or the Merger.

     Section 5.14 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Corvis or Sub.

     Section 5.15 No Corvis Stockholder Vote. No vote of the stockholders of Corvis is required under the DGCL, the applicable rules and regulations of NASDAQ or any other applicable law or regulation, or pursuant to the terms of Corvis's Amended and Restated Certificate of Incorporation, in order to authorize the consummation by Corvis of the transactions contemplated hereby.

     Section 5.16 Continuity of Business Enterprise. It is the present intention of Corvis to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Reg.
(S)1.368-1(d).

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 Conduct of Business Pending the Merger.

               (a) Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement and the Company Letter, or as contemplated by the Management Agreement, or taken by or required or requested by or at the direction of Corvis or its representatives pursuant thereto, or as required by any Applicable Law, or as necessary or advisable to cause any of the conditions to Closing hereunder to be satisfied, in all material respects operate in the Ordinary Course of Business (it being understood that the resolving of Disputed Claims shall be deemed to be in the Ordinary Course of Business). Furthermore, (i) without limiting the generality of the first sentence of this Section 6.1(a), (ii) except as set forth in Item 6.1(a) of the Company Letter, and (iii) except as otherwise expressly contemplated by this Agreement and the Company Letter, or as contemplated by the Management Agreement, or taken by or required or requested by or at the direction of Corvis or its representatives pursuant thereto, as required by any Applicable Law, or as necessary or advisable to cause any of the conditions to Closing hereunder to be satisfied, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Corvis or its designated advisors (such consent not to be unreasonably withheld or delayed):

                    (i) (A) amend the Company's Second Amended and Restated Certificate of Incorporation or the Company's Bylaws; (B) other than in the case of any direct or indirect wholly-owned Subsidiary, split, combine or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock other than dividends or distributions to the Company or wholly-owned Subsidiary from its direct or indirect wholly-owned Subsidiaries; and (D) except as required under the Company Stock Plans, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

                    (ii) (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than (i) the issuance of Company Common Stock to directors of the Company or any of its Subsidiaries pursuant to the Director Plan, (ii) Shares issuable under Company Stock Options outstanding as of the date of this Agreement, (iii) the issuance by any direct or indirect wholly-owned Subsidiary of the Company of its capital stock to the Company or another wholly-owned Subsidiary of the Company, (iv) the issuance of shares of Company Common Stock upon exercise of the Company Warrants, and/or (v) the issuance of up to 1,500,000 shares of Series A Preferred Stock, up to 588,235 Twenty Percent Warrants, and up to 2,941,176 Five Percent Warrants to the General Unsecured Creditors pursuant to the Plan); (B) other than products or services sold in the Ordinary Course of Business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets; (C) incur, increase or modify any indebtedness (other than (i) indebtedness existing solely between the Company and its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries or (ii) incremental indebtedness to the extent such incremental indebtedness, together with all other indebtedness of the Company and its Subsidiaries, is materially consistent with the debt-to-equity ratio of the Company and its Subsidiaries, taken as a whole or (iii) as contemplated by any agreement with Corvis or required or requested by Corvis thereunder or (iv) incurred under the Credit Facilities as in effect on the date hereof) as of the date of this Agreement; (D) make or authorize or commit to any capital expenditures (other than as set forth in Item 6.1(a)(ii)(D) of the Company Letter) that in the aggregate are more than 150% of, or fail to make capital expenditures for the period from the date hereof until the Closing Date that in the aggregate are less than 80% of, the budgeted capital expenditures set forth in Item 6.1(a)(ii)(D) of the Company Letter; (E) by any means, make any purchase or acquisition (including by way of merger or other business combination) of, or investment in (i) the capital stock of or other interest in, any other Person other than a wholly-owned Subsidiary of the Company or (ii) except in the Ordinary Course of Business, assets of any other Person; and (F) make any loans, advances or capital contributions to any other Person (other than to the Company or any of its wholly-owned Subsidiaries) outside of the Ordinary Course of Business;

                    (iii) except as required by the terms of this Agreement, (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans or any material agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer or director, (B) increase the compensation of any employee of the Company or any Subsidiary by more than 10% per annum or the benefits, including severance, termination pay, paid leave, sick leave, and stock options (other than bankruptcy bonuses not to exceed $800,000 in the aggregate, merit increases announced prior to but effective in July 2004, bonuses relating to 2003 up to $3.2 million in the aggregate, and pursuant to Contracts currently in force and previously disclosed to Corvis or in the Ordinary Course of Business), (C) terminate any employee of the Company without cause pursuant to which the employee would be entitled to any severance or termination-related compensation in excess of $20,000, and (D) hire any non-quota-bearing employee at a compensation level expected to be more than $150,000 a year;

                    (iv) other than as required in Section 6.1(a)(v), pay, discharge, settle, compromise or satisfy any material claims, liabilities or other obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than Disputed Claims and other than in the Ordinary Course of Business or in accordance with their terms existing on the date hereof, or waive, release or assign any material rights or claims other than in the Ordinary Course of Business;

                    (v) pay, discharge, settle, compromise or satisfy any litigation or claims (other than (i) in the Ordinary Course of Business, (ii) Disputed Claims, or (iii) litigation claims up to $100,000 per claim);

                    (vi) modify, amend, terminate or renew any Material Contract if such modification, amendment, termination or renewal would be materially adverse to the Company;

                    (vii) implement or adopt any change in its accounting principles or accounting practices, including principles and practices concerning the establishment of financial reserves to reflect regulatory uncertainties, in all cases other than as may be required by a change in generally accepted accounting principles or as recommended by the Company's outside auditors or in the Ordinary Course of Business consistent with GAAP;

                    (viii) fail to pay or discharge in the Ordinary Course of Business any material current liabilities or trade payables of the Company other than carrier trade payables;

                    (ix) execute any Material Contracts with vendors for the provision of telecommunications services;

                    (x) discharge or hire any executive officers of the Company;

                    (xi) make any voluntary prepayment or advance payment of any amounts under the Credit Facilities of any kind or nature, including but not limited to payments of principal, interest and fees thereunder (but excluding the additional cash prepayment of $3 million under section 2.10(e) of the Senior Credit Agreement, provided that after the Interim Determination Date the Company may only make such payment if the Cash of the Company on the day immediately prior to the date of such payment is equal to or greater than $12 million; and

                    (xii) authorize or enter into any Contract to do any of the foregoing.

               (b) Conduct of Business by the Company After the Interim Determination Date. Following the Interim Determination Date, in addition to the requirements set forth in the Management Contract, the Company shall:

                    (i) provide Corvis and its representatives full access to all operations, employees, customers, vendors and contractors and books and records of the Company and its Subsidiaries, provided that such access does not materially disrupt the operations of the Company and its Subsidiaries; provided that the Company shall not have any obligation to provide access to or make available any proprietary or competitively sensitive information in violation of Applicable Laws relating to securities, antitrust or the regulation of the Company's business, or any information or document subject to the attorney-client, work product or other privilege the waiver of which would be effected thereby;

                    (ii) provide Corvis with notice of any meetings of the Company's Board of Directors and provide Corvis and its representatives the opportunity to attend such meetings (except Corvis shall have no right to attend such meetings, or portions thereof, the subject matter of which includes this agreement or the transactions contemplated hereby or alternative transactions to the Merger, if such attendance would reasonably be expected to violate Applicable Laws, or if the attorney-client, work product or other privilege would reasonably be expected to be waived thereby). The Company shall provide Corvis with copies of any reports, written consents, minutes, or other documentation produced, reviewed or discussed at all such meetings (subject to the limitations in the above parenthetical);

                    (iii) designate a transition team, in consultation with Corvis, made up of individuals identified by Corvis to prepare and plan for the Merger and the resulting integration of the Company's and Corvis's operations; and

                    (iv) direct the executive officers of the Company to consult with Corvis on all material decisions relating to the Company's business operations, financial and employee matters and require Corvis' consent (which will not be unreasonably withheld or delayed) prior to taking such actions.

Notwithstanding anything to the contrary herein or in the Management Agreement, Corvis and its representatives will have no authority to control, direct, influence, or be involved in any

Company actions or determinations relating to the preparation, review, and dispute of Notices of Claims or otherwise relating to the rights or obligations of the Company and its stockholders under this Agreement and the Ancillary Agreement.

               (c) Conduct of Business by Corvis Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or set forth in the Corvis Letter or as required by any Applicable Law, Corvis shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (not to be unreasonably withheld or delayed):

                    (i) make any change in or amendment to Corvis's Amended and Restated Certificate of Incorporation that changes any material term or provision of or otherwise adversely affects the Corvis Shares;

                    (ii) make any material change in or amendment to Sub's Certificate of Incorporation;

                    (iii) engage in any recapitalization, restructuring or reorganization with respect to Corvis's capital stock, including by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Corvis's capital stock;

                    (iv) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than (A) the issuance of Corvis Shares and Corvis Stock Options to employees of Corvis or any of its Subsidiaries pursuant to Corvis Stock Incentive Plans, as in effect on the date hereof, (B) Corvis Shares issuable under Corvis Stock Options outstanding as of the date of this Agreement, (C) the issuance by any direct or indirect wholly-owned Subsidiary of Corvis of its capital stock to Corvis or another wholly-owned Subsidiary of Corvis, (D) the issuance of Corvis Shares upon exercise of the Corvis Warrants, and (E) the issuance of Corvis Shares (not to exceed $250 million in market value, determined at the time of issuance, in the aggregate under this subclause (E)) either as consideration in acquisitions or in exchange for cash that is used as consideration in acquisitions in each case permitted by clause (v) below; or grant any Person registration rights with respect to the foregoing that may be exercised prior to or are otherwise superior in any respect to the obligations of Corvis to file and cause to be declared effective the Registration Statements with respect to the Merger Shares;

                    (v) enter into any agreement to acquire or purchase, or acquire or purchase, (whether by merger, acquisition of equity or assets, joint venture or otherwise) any Person or any interest in any Person (other than market purchases of publicly traded securities constituting less than 5% of the outstanding capital stock of any Person for investment purposes) if such acquisition or purchase (A) requires the Company to pay or remit cash to such Persons or their assignees in connection with that transaction (other than cash received after the date hereof upon issuance of Corvis capital stock pursuant to Section 6.1(c)(iv)(E)) or (B) would cause a material delay in or prevent the receipt of any antitrust or competition law approval or other regulatory approval necessary for the consummation of, or otherwise adversely affect, the Merger or Corvis's ability to consummate the Merger, unless such action would not be reasonably expected to cause such effect;

                    (vi) own less than $250,000,000 in unrestricted and unencumbered Cash, except with respect to the amounts in the Reserve Fund; or

                    (vii) repurchase, redeem, or otherwise acquire, or prepay or make other advance payment in respect of, any indebtedness or debt or equity securities (except for repurchases and redemptions made in accordance with the Corvis Stock Incentive Plans);

     Section 6.2 No Solicitation.

               (a) Commencing on the date hereof and except as provided in
     Section 9.2(a)(i) below and this Section 6.2, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly,
     (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of any proposal which constitutes, any Takeover Proposal, or
     (ii) enter into any letter of intent or agreement related to any Takeover Proposal other than a confidentiality agreement (each, an "Acquisition Agreement"). If, at any time prior to the date of the Company Stockholder Approval, the Company receives a Takeover Proposal from any Person that in the good faith judgment of the Company's Board of Directors is, or is reasonably likely to lead to the delivery of, a Superior Proposal, the Company may (x) furnish information (including non-public information) with respect to the Company to any such Person pursuant to a confidentiality agreement (which, in the case of a confidentiality agreement entered into after the date hereof, will contain confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement) and
     (y) participate in negotiations with such Person regarding such Takeover Proposal; provided, however, that if the Company does not, within five (5) days after any such good faith determination of the Company's Board of Directors that a Takeover Proposal is, or is reasonably likely to lead to the delivery of, a Superior Proposal, provide notice of such determination to Corvis (together with a general description of the material terms and conditions of such Takeover Proposal, then the Company may no longer furnish such information or participate in such negotiations with respect to such Takeover Proposal. The notice referred to in the foregoing sentence need not identify the Person making the Takeover Proposal if such identification would be prohibited by any confidentiality obligation binding on the Company. In addition to the restrictions imposed pursuant to the foregoing requirements of this subsection (a), following the date of the Company Stockholder Approval, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, furnish information (including non-public information) with respect to the Company or any of its Subsidiaries to any Person relating to a Takeover Proposal or participate in negotiations with any Person regarding a Takeover Proposal. For purposes of this Agreement,

     "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Corvis and its Affiliates) relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its Subsidiaries or 25% or more of the voting power of the capital stock of the Company or the capital stock of such Subsidiaries then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the voting power of the capital stock of the Company or the capital stock of such Subsidiaries then outstanding, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions with Corvis and Sub contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal made by any Person (other than Corvis and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith would, or would be reasonably likely to, be more favorable to the stockholders of the Company (taking into account such factors as the Company's Board of Directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the form and value of consideration, the terms of any financing and the likelihood that the transaction will be consummated) than the transactions contemplated hereby.

               (b) Except as set forth in Section 9.2(a)(i) and subject to the Company's Board of Directors' exercise of its fiduciary duties, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Corvis, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; or (ii) recommend, or propose to recommend, any Takeover Proposal. Notwithstanding the foregoing, subject to Section 9.2(a)(i), the Company will solicit the Company Written Consent and the Voting Agreement whether or not the Board of Directors of the Company determines at any time that this Agreement is no longer advisable and recommends against it.

               (c) The Company agrees that it and its Subsidiaries shall, and the Company shall direct its and its Subsidiaries' respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Takeover Proposal.

     Section 6.3 Disclosure of Certain Matters; Delivery of Certain Filings.

               (a) From the date hereof until the Interim Determination Date, the Company shall promptly notify Corvis orally and in writing if a representation or warranty contained herein shall no longer be true and correct in all material respects as of the date when made or as of the date of such notice or if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a representation or warranty contained herein no longer being true and correct in all material respects as of the date when made or as of the date of such notice. Unless such notice would give Corvis the right to terminate this Agreement pursuant to Section 9.2(b)(i) by reason of such notice and Corvis exercises such right to terminate this Agreement within the period referred to in such Section 9.2(b)(i) then the written notice pursuant to this Section 6.3(a) shall be deemed to have amended the Company Letter, to have qualified the representations and warranties contained in Article IV, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such change or event.

               (b) From the date hereof until the Interim Determination Date, the Company shall provide to Corvis, and Corvis shall provide to the Company, copies of all filings made by the Company or Corvis, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (c) From the date hereof until the Interim Determination Date, Corvis shall promptly advise the Company orally and in writing if a representation or warranty contained herein shall no longer be true and correct in all material respects as of the date when made or as of the date of such notice or if there occurs, to the Knowledge of Corvis, any change or event which results in the executive officers of Corvis having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a representation or warranty contained herein shall no longer be true and correct in all material respects as of the date when made or as of the date of such notice. Unless such notice would give the Company the right to terminate this Agreement pursuant to Section 9.2(c)(i) by reason of such notice and the Company exercises such right to terminate this Agreement within the period referred to in such Section 9.2(c)(i), then the written notice pursuant to this Section 6.3(c) shall be deemed to have amended the Corvis Letter, to have qualified the representations and warranties contained in Article V, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such change or event.

               (d) From the date hereof until the Interim Determination Date, each of Corvis and the Company shall promptly notify the other Party if it or one of its Subsidiaries becomes aware of any breach by such other Party of any representation, warranty, covenant or agreement under this Agreement.

     Section 6.4 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity or incur any liabilities or obligations of any nature except as expressly provided in or contemplated by this Agreement.

     Section 6.5 NASDAQ Listing. Promptly after the date of this Agreement, Corvis shall use its reasonable best efforts to cause the Corvis Shares issuable in the Merger to be approved for listing on the NASDAQ National Market.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1 Options. At the Effective Time, the Company shall cancel all outstanding Company Stock Options, at which time each holder of In-the-Money Company Stock Options will have the right to receive in exchange therefor the Merger Consideration specified in Section 3.2.

     Section 7.2 Stockholder Approval; Other Actions.

               (a) No later than thirty (30) days following the date hereof, the Company shall solicit the written consent, in the form attached hereto as Exhibit H (the "Company Written Consent"), of the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock and holders of fifty one percent (51%) of the Company Common Stock (if any) (with the Series A Preferred Stock voting on an as-if-converted basis) in lieu of a special meeting of its stockholders (the signing and delivery to the Company of such written consent, the "Company Stockholder Approval"). In connection with solicitation of the Company Stockholder Approval, the Company shall submit a voting agreement, in the form attached hereto as Exhibit D (the "Voting Agreement") for execution and delivery to Corvis by the stockholders executing the Company Written Consent. The Company shall, through its Board of Directors (but subject to the right of the Company to terminate this Agreement as set forth in Section 9.2(a)(i) and the exercise of the Company's Board of Directors' fiduciary duties), recommend to its stockholders that the Company Stockholder Approval be given. Subject to Section 9.2(a)(i), the Company will solicit the Company Written Consent and the Voting Agreement whether or not the Board of Directors of the Company determines at any time that this Agreement is no longer advisable and recommends against it.

               (b) No later than thirty (30) days following the date hereof, the Company will (provided that Corvis has fulfilled its obligations under Sections 7.2 and 7.10) (i) solicit the Series A Preferred Consent, (ii) give the holders of the Company Warrants notice of the Merger as required by and in accordance with Section 3.6 of the Warrant Agreement, and (iii) give the holders of options issued pursuant to the 2003 Equity and Performance Incentive Plan the required notice of the Merger.

               (c) Corvis shall provide to the Company all necessary information about Corvis and the transactions contemplated by this Agreement to enable the Company to provide all necessary information to holders of Company Equity in connection with a required notice or consent. In the event the Company delivers any notice of the transaction to the holders of Company Equity in accordance with Rule 135 promulgated under the Exchange Act, Corvis agrees that it will timely file such notice and other information with the SEC as required under Rule 425 promulgated under the Exchange Act.

     Section 7.3 Preparation of Registration Statement.

               (a) Corvis shall promptly prepare (in consultation with the Company) and file with the SEC a registration statement and information statement on Form S-4, which registration statement and information statement shall comply in all material respects with all Applicable Laws respecting securities, including rules and regulations promulgated by the SEC, and shall solicit the written consent of the Company's stockholders to the transaction as may be necessary to reaffirm the Merger and this Agreement (such registration statement in compliance with this Section 7.3, the "S-4 Registration Statement"). Each of the Company and Corvis shall use its reasonable best efforts to file such S-4 Registration Statement on or prior to July 1, 2004 and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the S-4 Registration Statement effective as long as is necessary to consummate the Merger. If Corvis is not able to include the Merger Shares issuable to those Focal stockholders who delivered the Company Written Consent in the S-4 Registration Statement, Corvis shall promptly prepare (in consultation with the Company) and file with the SEC a registration statement on Form S-3 covering the resale of all such Merger Shares that could not be so included in the S-4 Registration Statement, which registration statement and information statement shall comply in all material respects with all Applicable Laws respecting securities, including rules and regulations promulgated by the SEC, (such registration statement in compliance with this Section 7.3, the "S-3 Registration Statement" and together with the S-4 Registration Statement, the "Registration Statements"). The S-3 Registration Statement shall register the resale of the Merger Shares by the initial distributees of those shares pursuant to Section 3.2. The S-3 Registration Statement shall also register the distribution by such initial distributees who are partnerships of their Merger Shares to their limited and general partners and the resale of such shares by such partners. Corvis shall use its reasonable best efforts to file supplements to such S-3 Registration Statement as soon as practicable after it is notified of any such distribution for which any such supplement is required, which supplements will enable such partners of the initial distributees to resell the Merger Shares that have been so distributed to them by the initial distributees. Corvis agrees that it will cooperate and take such actions as may be reasonably requested by any initial distributee and subject to compliance with Applicable Law to enable such initial distributee to transfer the Merger Shares to such partners. Corvis shall use its reasonable best efforts to file such S-3 Registration Statement as soon as practicable after it is notified that Corvis will not be able to include certain Merger Shares in the S-4 Registration Statement and to have the S-3 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the S-3 Registration Statement effective for a period ending on the earlier of (i) the second anniversary of the Closing Date and (ii) the date on which all Merger Shares have been sold pursuant to the S-3 Registration Statement. If Corvis cannot deliver registered Merger Shares pursuant to an effective S-4 Registration Statement (or if any Merger Share are covered by an S-3 Registration Statement in accordance with this Section 7.3, Corvis cannot deliver the Merger Shares covered thereunder, the resale of which is registered pursuant to an effective S-3 Registration Statement) at a Closing on or before the Outside Date, then (unless the Company delivers the written notice set forth in Section 3.2(d)(i)) upon delivery of cash consideration in lieu of Merger Shares Corvis shall be under no further obligation to have the Registration Statements declared or remain effective.

               (b) Corvis shall (in consultation with the Company) include in the S-4 Registration Statement filed with the SEC provisions regarding the registration under the Securities Act pursuant to Rule 415 under the Securities Act (the "Shelf Registration") covering the resale of Corvis Shares received by affiliates (as such term is defined in Rule 501(b) under the Securities Act) of the Company and which are subject to restrictions on resale under Rule 145 under the Securities Act. Each of the Company and Corvis shall use its reasonable best efforts to include the Shelf Registration provisions in the S-4 Registration Statement and to cause it to be declared effective under the Securities Act as promptly as practicable after such filing and use reasonable best efforts to keep the Shelf Registration effective for a period ending on the earlier of (i) the second anniversary of the Closing Date and (ii) the date on which all Corvis Shares have been sold pursuant to the Shelf Registration. Notwithstanding the foregoing, if Corvis is not able to include all of the Merger Shares issuable to the Focal stockholders who delivered the Company Written Consent referred to this Section 7.3(b) in the S-4 Registration Statement, Corvis shall comply with the registration requirements under
     Section 7.3(a) or deliver (at the Company's election) cash in accordance with Section 3.2(d).

               (c) No filing of, or amendment or supplement to, any of the Registration Statements, and no correspondence with the SEC with respect thereto, will be made by Corvis or the Company without providing the other party the opportunity to review and comment thereon. Corvis will advise the Company, promptly after it receives notice thereof, of the time when any of the Registration Statements has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Merger Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of any of the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing Date any information relating to Corvis or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Corvis or the Company which should be set forth in an amendment or supplement to any of the Registration Statements, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Corvis and the Company.

               (d) Each of the Company and Corvis each shall use commercially reasonable efforts to cause to be delivered a letter of its independent auditors, dated (i) the date two business days prior to the date on which any of the Registration Statements shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

               (e) Notwithstanding to the contrary in this Section 7.3, if, at any time during which a prospectus for an S-3 Registration Statement or Shelf Registration is required to be delivered in connection with the sale of any Merger Shares, Corvis reasonably determines in good faith and upon the advice of its outside legal counsel that a development has occurred or a condition exists as a result of which the prospectus contains a material misstatement or omission, or that a material transaction in which Corvis is engaged or proposes to engage would require an amendment to the prospectus or registration statement, a supplement to the applicable registration statement and related prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be materially premature or materially injurious to the consummation of the transaction, Corvis will promptly so notify in writing the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration. Upon receipt of such notification, the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration and their affiliates will immediately suspend all offers and sales of Merger Shares pursuant to the Registration Statement. In such event, Corvis will amend or supplement the applicable registration statement and related prospectus or make such filings or public disclosures as promptly as practicable consistent with the restrictions set forth in this subsection (e) and will use its best efforts to take such other steps as may be required to permit sales of the Merger Shares thereunder by the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration and its affiliates in accordance with applicable federal and state securities laws as promptly as practicable. Corvis will promptly notify the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the prospectus (as so amended or supplemented, if applicable) to the stockholders whose Merger Shares are included in the Shelf Registration and/or the S-3 Registration. Notwithstanding the foregoing, under no circumstances will Corvis be entitled to exercise its right to suspend sales of any Merger Shares as provided in this Section 7.3(e) and pursuant to the Registration Statements (x) at all during the thirty (30) trading days immediately following the Closing Date, (y) more than once in the thirty (30) trading days immediately subsequent to the 30-trading days immediately following the Closing Date or for a period of greater than five
     (5) trading days during such second 30-trading day period, or (z) more than twice or for a period greater than forty-five (45) days in any twelve-month period after the fifty (50) trading days immediately subsequent to the Closing Date.

     Section 7.4 Access to Information. Subject to the additional obligations of the Company as provided in the Management Agreement, upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as of November 4, 2003, between the Company and Corvis, as the same may be amended, supplemented or modified (the "Confidentiality Agreement"), each of Company and Corvis shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective officers, employees, accountants, counsel and other representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each of Company and Corvis shall (and shall cause each of its respective Subsidiaries to) make available to the other party or its designated advisors (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that such reasonable access shall not unduly interfere with the business of such Party; and provided further, no Party shall have any obligation to provide access to or make available any proprietary or competitively sensitive information in violation of Applicable Laws relating to antitrust or securities or the regulation of their respective businesses or any information or document subject to the attorney-client, work product or other privilege the waiver of which would be effected thereby; and provided further, that notwithstanding the foregoing, and except as set forth in and subject to compliance with the Management Agreement, neither Corvis nor any of its Affiliates, and neither the Company nor any of its Affiliates, as the case may be, shall contact or correspond with (i) any customer or supplier of the other party regarding that party or its Subsidiaries or any of the transactions contemplated hereby or (ii) any employee of the other party or its Subsidiaries (other than senior executive employees specifically authorized as contact persons by the party) in each case without the prior written consent of the other party and subject to the right of the other party to have representatives present during any such contact and review any such correspondence with its employees, customers or suppliers. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

     Section 7.5 Fees and Expenses. Except as otherwise expressly contemplated hereby, or by any other written agreement entered into by Corvis and the Company, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     Section 7.6 Public Announcements. The Parties shall jointly prepare and issue a press release publicly announcing the signing of this Agreement; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure and afford such other Party a reasonable opportunity to review and comment thereon). As soon as practicable, but in any event within five (5) days, after signing of this Agreement, Corvis shall file a report on Form 8-K with the SEC announcing the signing of this Agreement, attaching this Agreement and any exhibits that would be material to Corvis's stockholders, and the Company shall have a reasonable opportunity to review and comment on such report prior to filing.

     Section 7.7 Transfer Taxes. The Company and Corvis shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Corvis or Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company (which expressly shall not be a liability of any holder of capital stock of the Company or result in any reduction in the Merger Consideration).

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

     Section 7.8 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Corvis, Sub and the Company shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 7.9 Indemnification; Directors and Officers Insurance.

               (a) To the fullest extent permitted by Applicable Law, Corvis shall and shall cause the Surviving Corporation and its Subsidiaries to indemnify and exculpate each director, officer, employee or agent of the Company and its Subsidiaries (an "Indemnified Person") for any and all actions taken or not taken by such Indemnified Person on or prior to the Closing to the fullest extent and in the same manner as Corvis provides indemnification to its own directors and officers pursuant to its Certificate of Incorporation as in effect on the date hereof. In addition and without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this paragraph after the Effective Time, Corvis shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking, which shall not be required to be secured, to reimburse all amounts so advanced in the event of a nonappealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto. Corvis shall obtain appropriate riders for such D&O Insurance policy, or take such other actions as may be necessary, in order to have the Persons currently covered under the Company's existing D&O Insurance policy named as additional insureds under such D&O Insurance policy.

               (b) Prior to the Effective Time, Corvis shall obtain a separate officers' and directors' liability insurance ("D&O Insurance") covering the Persons currently covered under the Company's existing D&O Insurance policy on terms and conditions no less favorable to such Persons than those in effect on the date hereof under the existing D&O Insurance policy of Corvis and covering such Persons for a period of not less than six (6) years commencing on the Closing Date. All premiums due and payable by Corvis up to a total premium of $500,000 (with any excess being payable by the Company) for the six year period of such D&O Insurance policy shall have been paid at Closing by Corvis (or the Company, if applicable) in full prior to the Effective Time.

               (c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Corvis, the Company and the Surviving Corporation.

     Section 7.10 Appropriate Actions; Consents; Filings.

               (a) The Company and Corvis shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. As promptly as practicable after the execution and delivery of this Agreement the Parties shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC seeking any FCC Consent and with the States seeking any State PUC Consents required by any Applicable Laws. Each Party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first Party. Each party hereto shall use its commercially reasonable efforts to refrain from knowingly taking any action that would cause the FCC or any State PUC or other regulatory authority not to grant the FCC consent or any State PUC Consents. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted), including by a private party, to prohibit the Merger, the Company and Corvis shall use their reasonable best efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger (it being understood that the foregoing obligation of the parties hereto will cease in the event a permanent decree, judgment, injunction or other order is issued or is in effect that is non-appealable and prohibits, prevents, delays or restricts consummation of the Merger).

               (b) Subject to Applicable Laws relating to the exchange of information, Corvis and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Corvis or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Corvis shall act reasonably and as promptly as practicable.

               (c) Subject to Applicable Laws relating to the exchange of information, the Company and Corvis each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statements or Disclosure Document or any other statement, filing, notice or application made by or on behalf of Corvis, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (d) The Company and Corvis each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby (including Corvis keeping the Company apprised of the status of developments relating to its ability to deliver registered Corvis Shares at Closing), including promptly furnishing the other with copies of notice or other communications received by Corvis or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Corvis each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on the Company or Corvis, respectively. Neither the Company nor Corvis shall permit any of its officers, employees or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

     Section 7.11 Section 16 Matters. The Board of Directors of the Company and Corvis shall, prior to the Effective Time, take all such actions, if any, as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Company Equity into the Corvis Shares and (ii) the acquisition of the Corvis Shares and the right to receive the Corvis Shares pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Corvis subject to the reporting requirements of
Section 16(a) of the Exchange Act. Corvis and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

     Section 7.12 Continuity of Business Enterprise. Corvis will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Reg. (S)1.368-1(d), except that Corvis may transfer Target's historic business assets (i) to a corporation that is a member of Corvis's "qualified group," within the meaning of Reg. (S)1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Corvis's "qualified group" have active and substantial management functions as a partner with respect to the Company's historic business or (B) members of Clovis's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in the Company's historic business, in each case within the meaning of Reg. (S)1.368-1(d)(4)(iii).

     Section 7.13 Break-up Fee. In the event that the Company or Corvis terminates this Agreement pursuant to the provisions of Sections 9.1(d) or (e) or 9.2(a)(i), the Company shall pay to Corvis a break-up fee of $5,000,000 in cash (the "Break-up Fee") within thirty (30) business days of such termination. If the Break-up Fee is not paid when due, such amount shall accrue interest at a rate of eight percent (8%) per annum. If Corvis is required to commence collection efforts to collect the Break-up Fee after it is due, the Company shall reimburse Corvis for all out-of-pocket costs it incurs in the collection of such amounts, including reasonable attorneys' fees.

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

     Section 7.14 Reserve Fund. On or prior to the Interim Determination Date, Corvis shall deposit, into a segregated depository account selected by Corvis, $110 million in cash (the "Reserve Fund"). The Reserve Fund will be maintained until Closing or termination of this Agreement and, unless otherwise agreed to by the Company in writing, the funds contained therein shall be used solely for the payment of the Merger Consideration in the event that Corvis is unable to deliver Merger Shares at Closing, in accordance with the terms of Section 3.2. In the event that Corvis delivers to the Company a written agreement signed by a third party evidencing such party's commitment to engage in the Alternative Method, the terms of which are satisfactory to the Company, it is sole discretion (the "Third Party Commitment"), the Company shall be permitted to eliminate the Reserve Fund and any amounts contained therein shall no longer we subject to any restrictions hereunder, subject to Corvis's continued compliance with Section 6.1(c)(vi).

                                  ARTICLE VIII
                INTERIM DETERMINATION DATE; CONDITIONS PRECEDENT

     Section 8.1 Interim Determination Date Conditions.

               (a) Mutual Interim Determination Date Conditions. Prior to the Interim Determination Date, each of the following conditions shall be satisfied or waived in writing by both Corvis and the Company:

                    (i) Stockholder Approval. The Company Stockholder Approval and the Series A Preferred Consent shall have been obtained and remained valid and in full force and effect since being obtained.

                    (ii) State PUC Consent. The State PUC Consents identified on
     Exhibit I with respect to Company Subsidiaries identified therein shall have been obtained.

                    (iii) HSR Approval. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                    (iv) Certain Third Party Consents. The required third party consents identified on Item 8.1(a)(iv) of the Corvis Letter as consents required to be obtained on or prior to the Interim Determination Date shall have been obtained.

                    (v) Voting Agreement. The Voting Agreement shall have been executed and delivered to Corvis by the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock and holders of fifty one percent (51%) of the Company Common Stock (with the Series A Preferred Stock voting on an as-if-converted basis)

               (b) Corvis Interim Determination Date Conditions. Prior to the Interim Determination Date, each of the following conditions shall be satisfied or waived in writing by Corvis:

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

                    (i) No Adverse Proceeding Initiated. There shall not have been: (A) any Notice of Liability or similar notice from the FCC or any State PUC; or (B) any notice from the United States Department of Justice or any state Attorney General that the Company is a defendant or target in any investigation or proceeding commenced by those Governmental Entities; or (C) any notice from any other Governmental Entity that the Company is a target of any criminal proceeding.

                    (ii) Interim Determination Date Cash. The amount of Interim Determination Date Cash as of the Interim Determination Date shall not be less than $12,000,000.

                    (iii) Work Papers. The Company shall have made available to Corvis copies of the work papers and related documentations prepared by the Company's auditors and management in connection with the audit of its financial statements for the fiscal years ended December 31, 2002 and December 31, 2003.

                    (iv) Delivery of Financial Statements. The Company shall have delivered to Corvis (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 and (ii) the related audited consolidated statements of income and cash flows for the twelve month period ended December 31, 2003 (it being understood by Corvis that in order to satisfy this condition the audit opinion accompanying such financial statements need not be unqualified, including with respect to the Company's ability to continue as a going concern).

               (c) Company Interim Determination Date Conditions. Prior to the Interim Determination Date, the following condition shall be satisfied or waived in writing by the Company:

                    (i) No Adverse Proceeding Initiated. There shall not have been: (a) any Notice of Liability or similar notice from the FCC or any State PUC; or (b) any notice from the United States Department of Justice or any state Attorney General that Corvis is a defendant or target in any investigation or proceeding commenced by those Governmental Entities; or
     (c) any notice from any other Governmental Entity that Corvis is a target of any criminal proceeding.

                    (ii) Reserve Fund. Corvis shall have established the Reserve Fund or shall have delivered to the Company a Third Party Commitment, in accordance with Section 7.14

     Section 8.2 Conditions to Closing.

               (a) Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver in writing by both Corvis and the Company) at or prior to the Effective Time of the following conditions:

                    (i) Notice to Warrantholders and Optionholders. Not less than sixty (60) days shall have passed since the date that the Company gave notice regarding the transactions contemplated hereby to (i) the holders of Company Warrants as required by the Warrant Agreement to the extent required thereunder and not waived by the holders thereof and (ii) the holders of options issued pursuant to the 2003 Equity and Performance Incentive Plan to the extent required thereunder and not waived by the holders thereof.

                    (ii) No Prohibition. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger (collectively, an "Order"), and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such Order.

                    (iii) Regulatory Consents. Other than the filing provided for in Section 2.4, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Corvis or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations listed on Item 4.5 Part A of the Company Letter which are required to be obtained prior to the Effective Time by the Company or Corvis or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Corvis and Sub shall have been made or obtained (as the case may be), except for those the failure to be made or obtained would not have a Material Adverse Effect on the Company or, after giving effect to the Merger, the Surviving Corporation and Corvis.

               (b) Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following additional conditions:

                    (i) D&O Insurance. Corvis shall have obtained the D&O Insurance, as provided in and in accordance with Section 7.9(b), and paid the premiums therefor as provided in Section 7.9(b), covering the Persons currently covered under the Company's existing D&O Insurance as provided in
     Section 7.9(b).

                    (ii) Securities Approval. The S-4 Registration Statement, and if applicable, the S-3 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all applicable material state blue sky securities filings, permits or approvals shall have been made or received in accordance with Applicable Law. No stop order suspending the effectiveness of any of the Registration Statements shall have been issued by the SEC or any state securities administrator and no proceedings for that purpose shall be pending, or to the Knowledge of Corvis or the Company, threatened by the SEC or any state securities administrator; provided, however, that this condition to the Closing shall be deemed waived by the Company if the Company receives cash consideration in lieu of Merger Shares pursuant to Section 3.2(d) hereof

                    (iii) Stock Exchange Listing. The Corvis Shares issuable in the Merger shall have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance; provided, however, that this condition to the Closing shall be deemed waived by the Company if the Company receives cash consideration in lieu of Merger Shares pursuant to
     Section 3.2(d) hereof

                    (iv) Filing of Corvis 10-K. Corvis shall have filed with the SEC its 2003 annual report on form 10-K, and the representation in Section
     5.6 shall be true and correct in all material respects with respect to such form 10-K as if it were included in the definition of Corvis SEC Documents.

               (c) Conditions to the Obligations of Corvis and Sub to Effect the Merger. The obligations of Corvis and Sub to effect the Merger shall be subject to the fulfillment (or waiver in writing by Corvis) at or prior to the Effective Time of the following additional conditions:

                    (i) Termination of Existing Company Agreements. The Investor Rights Agreement shall have been terminated without liability to Corvis, the Company or any of its Subsidiaries effective as of the Effective Time.

                    (ii) Termination of Warrants and Options. All of the outstanding Company Warrants and Company Options shall have been exercised in accordance with their terms and/or terminated in full without liability to Corvis, the Company or its Subsidiaries.

                    (iii) Ancillary Agreement. The Ancillary Agreement shall be in full force and effect.

                    (iv) Delivery of Financial Statements. The Company shall have delivered to Corvis (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004, and (ii) the related unaudited consolidated statements of income and cash flows for the three month period ended March 31, 2004. The financial statements described in
     (i) and (ii) above shall have been reviewed by the Company's independent auditors.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

     Section 9.1 Termination at Any Time. This Agreement may be terminated at any time:

               (a) by mutual written consent of Corvis, Sub and the Company;

               (b) by either Corvis or the Company, upon delivery of written notice to the other, if any conditions set forth in Section 8.2(a) or (b) (in the case of a termination by the Company) or Sections 8.2(a) or (c) (in the case of a termination by Corvis) are incapable of being satisfied by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any

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

     party whose breach of any obligation under this Agreement has been the cause of or resulted in such condition being incapable of satisfaction on or before the Outside Date (it being understood that Corvis cannot terminate this Agreement if the required Registration Statements are not effective on or prior to the Outside Date);

               (c) by either Corvis or the Company, upon delivery of written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

               (d) by either Corvis or the Company, upon delivery of written notice to the other, if (i) the Company Stockholder Approval and (ii) the Series A Preferred Consent shall not have been obtained within thirty (30) days following the date hereof and remained in full force and effect since the date thereof; or

               (e) by either Corvis or the Company, upon delivery of written notice to the other, if the Voting Agreement shall not have been executed and delivered to Corvis by the holders of at least sixty-seven percent (67%) of the outstanding shares of Series A Preferred Stock and holders of fifty one percent (51%) of the Company Common Stock (with the Series A Preferred Stock voting on an as-if-converted basis) within thirty (30) days following the date hereof.

     Section 9.2 Termination on or Prior to the Interim Determination Date.

               (a) Mutual Termination on or Prior to the Interim Determination Date. This Agreement may be terminated by either the Company or Corvis, by written notice to the other, on or prior to, but at no time after, the Interim Determination Date:

                    (i) if, prior to obtaining the Company Stockholder Approval,
     (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Corvis in writing that it intends to enter into such an agreement (which notice will include a summary of the material terms of such Superior Proposal and (except to the extent prohibited by any confidentiality obligation binding on the Company, after the Company has exercised reasonable efforts to obtain a waiver or release of such confidentiality obligation) a copy of the definitive agreements relating to such Superior Proposal), and (B) Corvis does not make, within five (5) business days of receipt of the Company's written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of the Company as the Superior Proposal (taking into account the effect of the Break-up Fee and such other factors as the Company's Board of Directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the form and value of consideration, the terms of any financing and the likelihood that the transaction will be

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     consummated). The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (A) above until at least the sixth (6) business day after it has provided the notice to Corvis required thereby and (y) to notify Corvis promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification (in which case Corvis shall no longer have the right to terminate this Agreement hereunder, unless Corvis has already terminated this Agreement pursuant to this
     Section 9.2(a)(i).

               (b) Corvis Termination on or Prior to the Interim Determination Date.

                    (i) This Agreement may be terminated by Corvis, by written notice to the Company (which notice may not be delivered more than ten (10) days after receipt of any notice pursuant to Section 6.3(a) with respect to breaches that are the subject of such notice) on or prior to, but at no time after, the Interim Determination Date, if (A) there has been a breach of any representation or warranty made by the Company under this Agreement, or if any representation or warranty made by the Company under this Agreement is not true and correct as of the Interim Determination Date as if then made (except representations and warranties that expressly speak as of a specified date, which shall only be true and correct to such extent as of such date), and (B) the breaches or inaccuracies in respect of such representations and warranties, taking all breaches and inaccuracies in respect or all such representations and warranties together in their entirety, result in a Material Adverse Effect on the Company, and such inaccuracies and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by Corvis to the Company.

                    (ii) This Agreement may be terminated by Corvis, by written notice to the Company on or prior to, but at no time after, the Interim Determination Date, if the Company has failed to perform in all material respects with any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants to be performed or complied with by it prior to the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on the Company, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by Corvis to the Company.

     If Corvis does not exercise its right to terminate this Agreement pursuant to Section 9.2(b)(i) or (ii) above within the time periods and in accordance with the notice requirements referenced in this Section 9.2(b), it shall be deemed to have waived and released any and all rights to terminate this Agreement as a result thereof. The foregoing sentence shall not be construed to waive or release the right of Corvis to terminate the Agreement in accordance with Section 9.3 below with respect to breaches by the Company of its obligations hereunder which occur following the Interim Determination Date or (subject to the limitations otherwise set forth in this/ Agreement) indemnification under Article X.

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               (c) Company Termination on or Prior to the Interim Determination
     Date.

                    (i) This Agreement may be terminated by the Company, by written notice to Corvis (which notice may not be delivered more than ten
     (10) days after receipt of any notice pursuant to Section 6.3(c) with respect to breaches that are the subject of such notice) on or prior to, but at no time after, the Interim Determination Date, if (A) there has been a breach of any representation or warranty made by Corvis under this Agreement, or if any representation or warranty made by Corvis under this Agreement is not true and correct as of the Interim Determination Date as if then made (except representations and warranties that expressly speak as of a specified date, which shall only be true and correct to such extent as of such date), and (B) the breaches or inaccuracies in respect of such representations and warranties, taking all breaches and inaccuracies in respect of all such representations and warranties together in their entirety, result in a Material Adverse Effect on Corvis, and such breaches and inaccuracies and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by the Company to Corvis.

                    (ii) This Agreement may be terminated by the Company, by written notice to Corvis on or prior to, but at no time after, the Interim Determination Date, if Corvis has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants to be performed or complied with by it prior to the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on Corvis, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is 30 days after written notice thereof is given by the Company to Corvis.

     If the Company does not exercise its right to terminate this Agreement pursuant to Section 9.2(c)(i) or (ii) above within the time periods and in accordance with the notice requirements referenced in this Section 9.2(c), it shall waive and release any and all rights to terminate this Agreement as a result thereof. The foregoing sentence shall not be construed to waive or release the right of the Company to terminate the Agreement in accordance with Section 9.3 below with respect to breaches by Corvis of its obligations hereunder which occur following the Interim Determination Date or (subject to the limitations otherwise set forth in this Agreement) indemnification under Article X.

     Section 9.3 Termination After the Interim Determination Date. This Agreement may be terminated after the Interim Determination Date (unless otherwise noted):

               (a) by either Corvis or the Company, if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.3 shall not be available to any party whose failure to fulfill of any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date (it being understood that

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

     Corvis may not terminate this Agreement if the failure to deliver registered Merger Shares (and in the case of an S-3 Registration Statement, if the failure to deliver Merger Shares, the resale of which is registered) is the cause of such failure);

               (b) by Corvis, upon written notice to the Company, if the Company has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants, of the Company to be performed or complied with by it after the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on the Company, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is thirty (30) days after written notice thereof is given by Corvis to the Company (subject to Section 9.3(a)); or

               (c) by the Company, upon written notice to Corvis, if Corvis has failed to perform in all material respects any of its material obligations, or has failed to comply in all material respects with any of its material agreements or material covenants, to be performed or complied with by it after the Interim Determination Date under this Agreement and the Management Agreement, and such failure to perform or comply has resulted in a Material Adverse Effect on Corvis, and such failure to perform or comply and the Material Adverse Effect thereof are not curable or, if curable, are not cured by the date which is thirty (30) days after written notice thereof is given by the Company to Corvis (subject to Section 9.3(a)).

     Section 9.4 Effect of Termination. In the event of a termination of this Agreement by either the Company or Corvis as provided this Article Ix, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Corvis, Sub or the Company or their respective officers or directors, except with respect to Section 4.20 (Brokers), Section
5.14 (Brokers), Section 7.5 (Fees and Expenses), Section 7.6 (Public Announcements), this Section 9.4 and Article XI and the last sentence of Section
7.4 (Access to Information); provided, however, that nothing herein shall relieve any party for liability for (i) any material breach of any representation or warranty hereunder prior to the date of termination, (ii) any material breach of any covenant hereunder prior to the date of termination, or
(iii) the Company's obligation to pay the Break-up Fee set forth in Section
7.13.

     Section 9.5 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time (either before or after obtaining the Company Stockholder Approval), but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No course of performance or course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

     Section 9.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent

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legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X
                                 INDEMNIFICATION

     Section 10.1 Survival of Representations and Warranties and Agreements. The representations and warranties in Articles IV and V of this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of sixty (60) days following the Interim Determination Date. As a result, any claim by any Buyer Party that the Company is liable under this Agreement for the breach of any representation or warranty must be given in writing in accordance with Section 10.4 to the Company (or not at all) on or prior to the date that is sixty (60) days after the Interim Determination Date, and no such notice shall be given after such date. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Interim Determination Date.

     Section 10.2 General Indemnification. Subject to the limitations set forth in this Agreement, the Company shall indemnify Corvis and its Affiliates, stockholders, officers, directors, employees, successors and permitted assigns (individually a "Buyer Party" and collectively the "Buyer Parties") for any loss, liability, demand, claim, action, cause of action, cost, damage, penalty, fine or expense (including, without limitation, reasonable attorneys' fees and expenses, court costs, and other costs of suit) (collectively, "Losses") which any such Buyer Party may suffer, sustain or become subject to, as a result of
(a) any breach of a representation or warranty under Article IV of this Agreement and (b) any breach of a covenant or agreement by the Company under this Agreement.

     Section 10.3 Limitations on Indemnity.

               (a) Notwithstanding anything to the contrary contained herein, the Company shall not have any liability under Section 10.2 with respect to any Loss until the amount of such Loss that the Buyer Parties in the aggregate have actually suffered, sustained or become subject to exceeds $1 million (an "Indemnifiable Loss"), in which case the Company shall be obligated to indemnify the Buyer Parties for the full amount of such Indemnifiable Loss relating back to the first dollar of such Indemnifiable Loss, subject to the Basket and the Cap described below. Any Losses that do not aggregate to the level of an Indemnifiable Loss shall not be indemnifiable and shall not count toward satisfaction of the Basket and Cap described below. The Company shall not have any liability under Section
     10.2 unless the aggregate of all Indemnifiable Losses for which the Company would, but for this sentence, be liable exceeds an amount equal to $5 million (the "Basket"), in which case the Company shall be obligated to indemnify the Buyer

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     Parties for all Indemnifiable Losses relating back to the first dollar.
     Notwithstanding anything to the contrary herein, the Company's aggregate liability under Section 10.2 shall in no event exceed $20 million (the "Cap").

               (b) The amount of any Loss indemnifiable pursuant to Section 10.2 shall be reduced (i) to the extent any Buyer Party receives any insurance proceeds with respect to such Loss, (ii) to take into account any net Tax benefit arising from the recognition of the Loss and (iii) to take into account any payment actually received by a Buyer Party with respect to such Loss.

               (c) Notwithstanding anything to the contrary contained in this Agreement, the Buyer Parties shall not be entitled to any indemnification for any Losses pursuant to Section 10.2 that resulted from or arose out of the breach of any representation or warranty if, as of the date of this Agreement, or as of the Interim Determination Date, Corvis had Knowledge of such breach or the facts and circumstances underlying such breach.

     Section 10.4 Notice of Claim. Any Buyer Party making a claim for indemnification under Section 10.2 shall notify the Company of the claim in writing promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof and the basis thereof; provided, however, that the failure to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually prejudiced thereby (except that such Notice of Claim must in any event be delivered not more than sixty (60) days after the Interim Determination Date).

     Section 10.5 Notice and Defense of Third Party Claims. Any Buyer Party making a claim for indemnification under Section 10.2 shall notify the Company of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party describing the claim, the amount thereof and the basis thereof; provided, however, that the failure to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually prejudiced thereby (except that such Notice of Claim must in any event be delivered not more than sixty (60) days after the Interim Determination Date). With respect to any third party claim, the Company shall be entitled to assume control of the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to a Buyer Party's claim for indemnification at and at its option (subject to the limitations set forth below) shall be entitled to appoint a nationally recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that

               (a) such Buyer Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, at its sole cost and expense;

               (b) the Company shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Buyer Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (ii) upon petition

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     by the Buyer Party, the appropriate court rules that the Company or the
     Stockholder Representative (as applicable) failed or is failing to vigorously prosecute or defend such claim; and

               (c) the Company shall obtain the prior written consent of Buyer Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Buyer Party or if such settlement does not expressly and unconditionally release the Buyer Party from all liabilities and obligations with respect to such claim, without prejudice.

     Section 10.6 Manner of Payment. Notwithstanding anything to the contrary herein, any indemnification of the Buyer Parties pursuant to Section 10.2 shall only be effected either (x) if finally determined prior to Closing, by deduction from the Net Purchase Price (as set forth in the definition thereof) for purposes of determining the number of Merger Shares or the cash payment to be paid as consideration in accordance with Section 3.2 or (y) finally determined after the Closing, by payment out of escrow in accordance with Section 3.3(e) hereof. For avoidance of doubt, no Person who is at any time on or prior to the Closing a stockholder, Affiliate, director, officer, employee, agent or advisor of the Company or its Subsidiaries shall have any personal liability for indemnification under this Article X and no Buyer Party shall be entitled to recover any amount therefrom. The Parties will endeavor to cause any disputes with respect to any Notice of Claim to be resolved as promptly as possible in accordance with Section 11.7. If all other conditions to Closing are satisfied other than the resolution of such disputes the Company shall have the option in accordance with Section 3.3(e) to have a portion of the Merger Consideration with a value equal to the amount of such disputes placed in escrow with an escrow agent, and pursuant to an escrow agreement, mutually acceptable to Corvis and the Company, pending final resolution of such disputes in accordance with
Section 11.7.

     Section 10.7 Sole and Exclusive Remedy. From and after the Interim Determination Date, the indemnification provisions of this Article X shall be the sole and exclusive remedy of the Buyer Parties (i) for any breach of the Company's representations, warranties, covenants or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, Buyer Parties hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the Company Parties hereunder or under Applicable Law with respect thereto. Without limitation upon the preceding sentence, other than their right to indemnification pursuant to this Article X, Buyer Parties waive and release the Company Parties from and against, any and all claims, demands, causes of action, liabilities, costs or expenses (whether arising under statutory or common law or at equity) of Buyer Parties with respect to any environmental, health or safety matters (including without limitation any rights or remedies, whether for contribution or otherwise, arising under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time).

     Section 10.8 Limitation of Warranties.

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

               (a) CORVIS AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, (i) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, (ii) THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO CORVIS IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY INFORMATION FURNISHED TO CORVIS BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISOR THEREOF), AND (iii) THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, FACILITIES, OR OTHER ASSETS.

               (b) THE COMPANY AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND EXCEPT WITH RESPECT TO THE REGISTRATION STATEMENTS AND APPLICABLE SECURITIES LAWS, (i) CORVIS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, (ii) CORVIS MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO THE COMPANY IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY INFORMATION FURNISHED TO THE COMPANY BY CORVIS OR ANY AFFILIATE OF CORVIS OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISOR THEREOF), AND (iii) CORVIS EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE CORVIS AND ITS SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, FACILITIES, OR OTHER ASSETS.

     Section 10.9 Waiver of Damages. Notwithstanding anything to the contrary in this Agreement, the Company and Corvis agree that the recovery by any Buyer Party of any damages suffered or incurred by such Buyer Party as a result of any breach by the Company of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by such Buyer Party as a result of the breach by the Company of its obligations hereunder, and in no event shall the Company be liable to any Buyer Party for any indirect consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by any Buyer Party as a result of the breach by the Company of any its obligation hereunder.

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                                   ARTICLE XI
                               GENERAL PROVISIONS

     Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Corvis or Sub, to:

          Corvis Corporation
          7015 Albert Einstein Drive
          Columbia, MD 21046-9400
          Attn: Kim Larsen
          Fax No.: 443-259-4444

          with a copy to:

          Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.
          12010 Sunset Hills Road, Suite 900
          Reston, VA 20190-5839
          Attn: Scott Meza
          Fax No.: 703-464-4895

          and:

          if to the Company, to:

          Focal Communications Corporation
          200 N. LaSalle Street, 11th Floor
          Chicago, IL 60601
          Attn: Chief Financial Officer
                General Counsel
          Fax No.: (312) 895-8403

          with copies to:

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn: William S. Kirsch, P.C.
                Margaret A. Gibson, P.C.
                Jeffrey W. Richards
          Fax No.: (312) 861-2200

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     Section 11.2 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 11.3 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 11.4 Governing Law and Venue; Waiver of Jury Trial.

               (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY

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

     MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.

     Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Corvis may assign Sub's rights and obligations, in whole or in part, under this Agreement to Corvis or any other wholly-owned direct Subsidiary of Corvis. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 11.7 Remedies; Dispute Resolution.

               (a) Retention of Remedies. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

               (b) Binding Arbitration. The Parties agree that the negotiation and arbitration procedures set forth below will be the sole and exclusive remedy for resolving disputes or disagreements for money damages between any of the Parties as to the interpretation of any provision of this Agreement or of any of the agreements contemplated hereby, as to the performance of any obligations hereunder or thereunder, as to any determination to be made by any of the Parties hereunder or thereunder, or that otherwise arise out of this Agreement or any of the agreements contemplated hereby (each, a "Dispute"):

                    (i) In the event that any Party or Parties hereto asserts that there exists a Dispute, such Party or Parties (the "Asserting Parties") will deliver a written notice to the other Party or Parties involved in such Dispute (the "Receiving Parties"), specifying the nature of the asserted Dispute and requesting a meeting to resolve the same (the "Dispute Notice"). Upon delivery of the Dispute Notice, the Asserting Parties and the Receiving Parties (the "Disputing Parties") will promptly meet in a good faith effort to resolve such Dispute. If the Disputing Parties are unable to resolve such Dispute

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     through good faith negotiations within 15 calendar days after delivery of the Dispute Notice, the Asserting Parties may commence binding arbitration hereunder by delivering to the Receiving Parties written notice of arbitration (the "Arbitration Notice") within 60 calendar days after delivery of the Dispute Notice. Such Arbitration Notice shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Rules (as defined below) to be included therein, if any.

                    (ii) Upon delivery of the Arbitration Notice, the Dispute will be settled exclusively by binding arbitration in the city of Chicago, Illinois. Such arbitration will be administered by the Center for Public Resources Institute for Dispute Resolutions (the "Institute") in accordance with its then-prevailing Rules for Non-Administered Arbitration of Business Disputes (the "Rules"), by one independent and impartial arbitrator jointly selected by the Asserting Parties and the Receiving Parties (or, if they cannot agree, in accordance with the Rules).

                    (iii) Notwithstanding anything to the contrary provided herein, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. (S) 1 et seq.

                    (iv) The fees and expenses of the Institute and the arbitrator will be paid equally by the Disputing Parties to the arbitration and will be advanced by it from time to time as required; provided that at the conclusion of the arbitration, the arbitrator will award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) between the Disputing Parties based on the relative extent to which each of such Parties prevails on the merits of the Dispute.

                    (v) The arbitrator shall permit and facilitate such limited discovery as it shall determine appropriate in the circumstances, consistent with the arbitrator's purpose of obtaining a swift and efficient resolution of any Dispute. The Disputing Parties will keep confidential any proprietary information or other non-public information disclosed in any such discovery.

                    (vi) The arbitrator will render its decision and award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided herein and without prejudice to the above procedures, any Disputing Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such Party's request for temporary relief. The award rendered by the arbitrator will be final and binding on all of the Disputing Parties and there will be no appeal from or reexamination of the final award, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party, or to correct manifest clerical errors. Each of the Disputing Parties may enforce such final award and a judgment thereon may be entered in any court of competent jurisdiction.

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     Section 11.8 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Corvis (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Corvis or the Company, as the case may be, to cause such Subsidiary to take such action.

     Section 11.9 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     Section 11.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

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     IN WITNESS WHEREOF, Corvis, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          CORVIS CORPORATION


                                          By: /s/ David R. Huber
                                              ----------------------------------
                                              Name: David R. Huber
                                              Title: Chairman and Chief
                                                     Executive Officer


                                          CORVIS ACQUISITION COMPANY, INC.


                                          By: /s/ David R. Huber
                                              ----------------------------------
                                              Name: David R. Huber
                                              Title: Chairman and Chief
                                                     Executive Officer


                                          FOCAL COMMUNICATIONS CORPORATION


                                          By: /s/ Jay Sinder
                                              ----------------------------------
                                              Name: Jay Sinder
                                              Title: Chief Financial Officer

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